STOCK PURCHASE AGREEMENT

among

JIMMIE DEAN LEE

JAMES VARNER

STEVEN C. O’BRATE

and

SYNALLOY CORPORATION

dated as of

August 10, 2012

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

ARTICLE II PURCHASE AND SALE	11

Section 2.01 Purchase and Sale. 11

Section 2.02 Purchase Price.  11

Section 2.03 Transactions to be Effected at the Closing. 11

Section 2.04 Purchase Price Adjustment. 11

Section 2.05 Closing. 14

Section 2.06 Earn-out 14

Section 2.07Escrow. 17

Section 2.08Capital Expenditures. 18

Section 2.09 Minimum EBITDA Adjustment Payment. 18

Section 2.10Employment of Jimmie Dean Lee. 19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS	19

Section 3.01 Authority of Sellers. 19

Section 3.02 Organization, Authority and Qualification of the Company. 19

Section 3.03 Capitalization. 20

Section 3.04 No Subsidiaries. 20

Section 3.05 No Conflicts; Consents. 20

Section 3.06 Financial Statements. 21

Section 3.07 Undisclosed Liabilities. 21

Section 3.08 Absence of Certain Changes, Events and Conditions. 22

Section 3.09 Material Contracts. 24

Section 3.10 Title to Assets; Real Property. 25

Section 3.11 Condition And Sufficiency of Assets. 26

Section 3.12 Intellectual Property. 26

Section 3.13 Inventory. 28

Section 3.14 Accounts Receivable. 28

i

Section 3.15 Customers and Suppliers. 28

Section 3.16 Insurance. 29

Section 3.17 Legal Proceedings; Governmental Orders. 29

Section 3.18 Compliance With Laws; Permits. 30

Section 3.19 Environmental Matters; OSHA. 30

Section 3.20 Employee Benefit Matters. 32

Section 3.21 Employment Matters. 35

Section 3.22 Taxes. 36

Section 3.23 Books and Records. 38

Section 3.24 Brokers. 38

Section 3.25 Full Disclosure. 38

Section 3.26 Transactions with Interested Persons. 38

Section 3.27 Documents Provided to Buyer. 38

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	39

Section 4.01 Organization and Authority of Buyer. 39

Section 4.02 No Conflicts; Consents. 39

Section 4.03 Investment Purpose. 39

Section 4.04 Brokers. 40

Section 4.05 Sufficiency of Funds. 40

Section 4.06 Legal Proceedings. 40

ARTICLE V COVENANTS	40

Section 5.01 Conduct of Business Prior to the Closing. 40

Section 5.02 Access to Information. 41

Section 5.03 No Solicitation of Other Bids. 41

Section 5.04 Notice of Certain Events. 42

Section 5.05 Resignations. 43

Section 5.06 Confidentiality. 43

Section 5.07 Non-competition; Non-solicitation 43

Section 5.08 Governmental Approvals and Consents 44

Section 5.09 Books and Records. 46

Section 5.10 Closing Conditions 46

Section 5.11 Public Announcements. 46

Section 5.12 Further Assurances. 47

ARTICLE VI TAX MATTERS	47

Section 6.01 Tax Covenants. 47

Section 6.02 Termination of Existing Tax Sharing Agreements. 48

Section 6.03 Tax Indemnification. 48

Section 6.04 Straddle Period. 49

Section 6.05 Contests. 49

Section 6.06 Cooperation and Exchange of Information. 49

Section 6.07 Tax Treatment of Indemnification Payments. 50

Section 6.08 Survival. 50

Section 6.09 Overlap. 50

ARTICLE VII CONDITIONS TO CLOSING	50

Section 7.01 Conditions to Obligations of All Parties. 50

Section 7.02 Conditions to Obligations of Buyer. 50

Section 7.03 Conditions to Obligations of Sellers. 52

ARTICLE VIII INDEMNIFICATION	53

Section 8.01 Survival. 53

Section 8.02 Indemnification By Sellers.53

Section 8.03 Indemnification By Buyer. 54

Section 8.04 Certain Limitations. 54

Section 8.05 Indemnification Procedures. 56

Section 8.06 Payments. 58

Section 8.07 Tax Treatment of Indemnification Payments. 59

Section 8.08 Effect of Investigation. 59

Section 8.09 Exclusive Remedies. 59

ARTICLE IX TERMINATION	60

Section 9.01 Termination. 60

Section 9.02 Effect of Termination. 61

ARTICLE X MISCELLANEOUS	61

Section 10.01 Expenses. 61

Section 10.02 Notices. 61

Section 10.03 Interpretation. 62

Section 10.04 Headings. 63

Section 10.05 Severability. 63

Section 10.06 Entire Agreement. 63

Section 10.07 Successors and Assigns. 63

Section 10.08 No Third-party Beneficiaries. 63

Section 10.09 Amendment and Modification; Waiver. 64

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.64

Section 10.11 Specific Performance. 65

Section 10.12 Counterparts. 65

EXHIBITS

Exhibit A-1 Indemnification Escrow Agreement

Exhibit A-2 Controller Retention Escrot Agreement

Exhibit A-3 Capital Expenditure Escrow Agreement

Exhibit B Employment Agreement (Jimmie Dean Lee)

Exhibit C Employment Agreement (Controller)

Exhibit D Legal Opinion (Counsel to Sellers)

Exhibit E Legal Opinion (Counsel to Buyer)

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of August 10, 2012, is entered into by and between Jimmie Dean Lee, James Varner, Steven C. O’Brate (each such Person, a “Seller” and collectively, the “Sellers”), and Synalloy Corporation, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of capital stock (the “Shares”), of Lee-Var, Inc., a Texas corporation doing business as Palmer of Texas (the “Company”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounting Referee” has the meaning set forth in Section 6.01(c).

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted EBITDA” means, with respect to any Calculation Period, the net income before interest, income taxes, depreciation and amortization of the Company for such period, determined and calculated in a manner consistent with the EBITDA calculation derived from the Unaudited Financial Statements for the most recent fiscal year end, adjusted to (i) exclude (A) additional acquisitions of other business operations by the Company or Buyer made subsequent to the Closing Date, (B) overhead expenses of Buyer not related to the business of the Company, and (C) all bonuses and stock option grants paid or granted to Jimmie Dean Lee or members of the Company management team participating in short and long-term incentive plans, and (ii) include (A) all costs related to Company employee benefits, including new and incremental benefits introduced by Buyer which shall include, but not be limited to, payments to subsidize employees' out-of-pocket healthcare deductibles, all contributions to the Company's 401(k) plan, and additional paid holidays,(B) salary and wage expenses for all Company employees, including those added following Closing which may include, but not be limited to, an Assistant Controller, (C) incremental costs of the Company's environmental consultant's involvement with the Company's operation in Orange, Texas, (D) travel expenses related to operations and accounting support provided to the Company by Buyer, and (E) bad debt expense incurred by the Company.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 8.04(a).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer's Accountants” means Dixon Hughes Goodman LLP.

“Calculation Periods” means (a) the period beginning on the Closing Date and ending on the day prior to the first anniversary of the Closing Date, and (b) each of the following years ending on the day prior to the second and third anniversaries of the Closing Date, respectively.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.05.

“Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Plant, Property and Equipment” means the Company’s plant, property and equipment as defined in the Company’s Financial Statements, determined as of the close of business on the Closing Date.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Controller” shall mean Dutch Van Veen.

“Controller Employment Agreement” has the meaning set forth in Section 3.12(a).

“Controller Retention Escrow Amount” shall mean Three Hundred Thousand Dollars ($300,000).

“Controller Termination Payment” shall mean the One Hundred Fifty Thousand Dollar ($150,000) payment from the Company to the Controller at the Closing in consideration of the Controller terminating his current employment agreement and entering into the Controller Employment Agreement.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Data Room” means the online data room operated by Dropbox and maintained by Buyer and Sellers in connection with the transactions contemplated by this Agreement.

“Data Room Documents” means all of the documents and responses included or provided in the Data Room.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Earn-out Calculation” has the meaning set forth in Section 2.06(b)(i).

“Earn-out Calculation Delivery Date” has the meaning set forth in Section 2.06(b)(i).

“Earn-out Calculation Objection Notice” has the meaning set forth in Section 2.06(b)(ii).

“Earn-out Calculation Statement” has the meaning set forth in Section 2.06(b)(i).

“Earn-out Payment” has the meaning set forth in Section 2.06(a).

“Earn-out Period” means the period beginning on the Closing Date and ending on the day prior to the third anniversary of the Closing Date.

“Earn-out Review Period” has the meaning set forth in Section 2.06(b)(ii).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account or accounts established pursuant to the Escrow Agreements.

“Escrow Agent” means Wells Fargo Bank, National Association, a national banking association.

“Escrow Agreements” means the Escrow Agreements by and among Sellers, Buyer, Controller and Escrow Agent, substantially in the forms attached hereto as Exhibit A-1; Exhibit A-2; and Exhibit A-3.

“Escrow Amount” shall mean Three Million Six Hundred Fifty Thousand Dollars ($3,650,000).

“Estimated Andrews Tank Line Expense” has the meaning set forth in Section 2.08(ii).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Plant, Property and Equipment” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Plant, Property and Equipment Statement” has the meaning set forth in Section 2.04(a)(i).

“Excluded Equipment” has the meaning set forth in Section 2.04(a)(i).

“Financial Statements” has the meaning set forth in Section 3.06.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means the sum of (without duplication) (1) the principal amount of any indebtedness of the Company for borrowed money outstanding as of immediately prior to the Closing on the Closing Date, together with all breakage costs, termination fees, expenses, premiums or penalties due upon prepayment of such indebtedness and all other amounts becoming due or payable as a result of the transactions contemplated by this Agreement, (2) indebtedness of the Company evidenced by any note, bond, debenture, or other debt security, and (3) any unpaid interest owing on any such indebtedness of the Company as of immediately prior to the Closing on the Closing Date.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountants” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” has the meaning set forth in Section 3.12(a).

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Investment Banker” means The Transition Companies, Inc.

“Knowledge of Sellers or Sellers' Knowledge” or any other similar knowledge qualification, means the actual knowledge of Sellers and any director or officer of the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07.

“Licensed Intellectual Property” has the meaning set forth in Section 3.12(a).

“Loss” or “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Minimum EBITDA Adjustment Payment” has the meaning set forth in Section 2.09.

“Multi-Employer Plan” has the meaning set forth in Section 3.20(c).

“Orange Capital Expenditure Escrow Amount” shall mean Three Hundred Seventy-Five Thousand Dollars ($375,000).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Maintenance Capital Expenditure Expense” has the meaning set forth in Section 2.08(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preferred Stock” has the meaning set forth in Section 3.03(a).

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means manufacturing and/or selling liquid storage solutions, including tanks, separation equipment and pressure vessels for the municipal water, wastewater, waste treatment, power, energy, pulp and paper, petroleum, chemical, food, pharmaceuticals, metals, mining, plating, bio-fuels, micro-electronics, automotive, agri-business, and pollution control industries.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Seller” and “Sellers” have the meaning set forth in the preamble.

“Sellers’ Basket Exclusions” has the meaning set forth in Section 8.04(b)

“Sellers’ Indemnitees” has the meaning set forth in Section 8.03.

“Sellers’ Accountants” means Turner, Ferguson, Cowan, Shelton & Sager, P.C.

“Shares” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Target Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” has the meaning set forth in Section 2.10.

“Territory” means the area within three hundred (300) miles of the official city/town border of each of Andrews, Texas; Orange, Texas; Bristol, Virginia; and Crossett, Arkansas, collectively.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Escrow Agreements and the agreements identified is Section 7.02(o).

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

Purchase and sale

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be TWENTY-FIVE MILLION FIVE HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS($25,575,000), subject to adjustment pursuant to Section 2.04 hereof (the “Purchase Price”).

Section 2.03 Transactions to be Effected at the Closing.

(a)           At the Closing, Buyer shall deliver to Sellers:

(i)           the Purchase Price minus the Escrow Amount and the Orange Capital Expenditure Escrow Amount, plus or minus, as the case may be, the Closing Adjustment, by wire transfer of immediately available funds to the accounts of Sellers designated in writing by Sellers to Buyer no later than two Business Days prior to the Closing Date; and

(ii)           the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)           At the Closing, Sellers, Buyer and Escrow Agent shall execute the Escrow Agreements, and Buyer shall deliver the Escrow Amount, Orange Capital Expenditure Escrow Amount, and Controller Retention Escrow Amount in immediately available funds to the Escrow Agent.

(c)           At the Closing, Sellers shall deliver to Buyer:

(i)           stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

(ii)           the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Purchase Price Adjustment.

(a)           Closing Adjustment.

(i)           At least three Business Days before the Closing, Sellers shall prepare and deliver to Buyer a statement setting forth their good faith estimate of (A) Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein, except for the Controller Termination Payment, which shall reduce the Closing Working Capital by the amount of the Controller Termination Payment on a dollar for dollar basis ), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end, and (B) Closing Plant, Property and Equipment (the “Estimated Closing Plant, Property and Equipment”), which statement shall contain an original cost list of the Company’s Estimated Plant, Property and Equipment as of the Closing Date prepared using the same valuation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end and the Interim Financial Statements(the “Estimated Closing Plant, Property and Equipment Statement”).Notwithstanding the foregoing, the Company shall purchase the three new trailers and one yard crane listed on Section 2.04(a) of the Disclosure Schedules (collectively, the “Excluded Equipment”) for the Company’s Andrews, Texas location prior to Closing, the Company shall be responsible for paying the costs of the Excluded Equipment (which shall total approximately $260,000), and the Excluded Equipment shall not be contained on the Estimated Closing Plant, Property and Equipment Statement.

(ii)           The “Closing Adjustment” shall be an amount equal to the sum of (A) the Estimated Closing Working Capital minus Seven Million Three Hundred Thirty-Nine Thousand Dollars ($7,339,000) (the “Target Working Capital”), plus (B) the Estimated Closing Plant, Property and Equipment minus Seven Million Six Hundred Thirty-Seven Thousand Four Hundred Ninety-Nine Dollars ($7,637,499 (representing the cost of the Company’s plant, property and equipment on the Interim Financial Statements)). If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the Closing Adjustment.

(iii)           Notwithstanding anything herein to the contrary, amounts that are required to be paid in connection with the Closing pursuant to Section 7.02(n) shall be excluded in calculating Estimated Closing Working Capital, Target Working Capital, and Closing Working Capital.

(b)           Post-Closing Adjustment.

(i)           Within 60 days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital, which statement shall contain an unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)           The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c)           Examination and Review.

(i)           Examination. After receipt of the Closing Working Capital Statement, Sellers shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers and Sellers’ Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer's Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)           Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement, and the Post-Closing Adjustment reflected in the Closing Working Capital Statement, shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii)           Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to a mutually agreed upon nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s Accountants, (the

“Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Working Capital Statement and the Post-Closing Adjustment. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)           Fees of the Independent Accountants. Sellers shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants. Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Sellers are not required to pay hereunder.

(v)           Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)           Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five(5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five(5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be.

(d)           Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., eastern daylight time, no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of LeClairRyan, A Professional Corporation in Richmond, Virginia, or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06Earn-out

(a)           Earn-out Payments. As additional consideration for the Shares, at such times as provided in Section 2.06(d), for any Calculation Period where the Adjusted EBITDA is more than Five Million Eight Hundred Twenty-Five Thousand Dollars ($5,825,000), Buyer shall pay to Sellers with respect to each Calculation Period within the Earn-out Period an amount, if any, (each, an “Earn-out Payment”) as follows:

(i)           in the event that the Adjusted EBITDA for such Calculation Period is more than Five Million Eight Hundred Twenty-Five Thousand Dollars ($5,825,000) but less than Six Million Eight Hundred Twenty-Five Thousand Dollars ($6,825,000), the Earn-out Payment shall equal Two Million Five Hundred Thousand Dollars ($2,500,000); and

(ii)            in the event that the Adjusted EBITDA for such Calculation Period is more than Six Million Eight Hundred Twenty-Five Thousand Dollars ($6,825,000), the Earn-out Payment shall equal Three Million Five Hundred Thousand Dollars ($3,500,000).

No Earn-out Payment shall be paid for any Calculation Period where Adjusted EBITDA is less than Five Million Eight Hundred Twenty-Five Thousand Dollars ($5,825,000); provided, however, that following the conclusion of the Earn-out Period, in the event that the cumulative Adjusted EBITDA for the Earn-out Period is more than Seventeen Million Four Hundred Seventy-Five Thousand Dollars ($17,475,000)Buyer shall make an additional Earn-out Payment, if any, as follows:

(i)           in the event that the cumulative Adjusted EBITDA for the Earn-out Period is more than Seventeen Million Four Hundred Seventy-Five Thousand Dollars ($17,475,000) but less than Twenty Million Four Hundred Seventy-Five Thousand Dollars ($20,475,000), Buyer shall make an additional Earn-out Payment such that the total cumulative Earn-out Payments for the Earn-out Period equal Seven Million Five Hundred Thousand Dollars ($7,500,000);

(ii)           in the event that the cumulative Adjusted EBITDA for the Earn-out Period is more than Twenty Million Four Hundred Seventy-Five Thousand Dollars ($20,475,000), Buyer shall make an additional Earn-out Payment such that the total cumulative Earn-out Payments for the Earn-out Period equal Ten Million Five Hundred Thousand Dollars ($10,500,000).

(b)           Procedures Applicable to Determination of the Earn-out Payments.

(i)           On or before the date which is sixty (60) days after the last day of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Sellers a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Adjusted EBITDA for the applicable Calculation Period and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”).  Additionally, on or before the day which is sixty (60) days after the last day of each quarter of each Calculation Period, Buyer shall prepare and deliver to Sellers a written statement setting forth in reasonable detail its determination of Adjusted EBITDA for the applicable quarter; provided, that such statement shall be a good faith estimate only and shall not be used in calculating the Earn-out Calculation or any dispute or objection related thereto.

(ii)           Sellers shall have fifteen (15) days after receipt of the Earn-out Calculation Statement for each Calculation Period; provided, that, Sellers shall have an additional fifteen(15) days if requested in writing by Sellers in Sellers’ sole and absolute discretion (in each case, and if so extended, the “Earn-out Review Period”) to review the Earn-

out Calculation Statement and the Earn-out Calculation set forth therein. During the Earn-out Review Period, Sellers and their accountants and representatives shall have the right to inspect the Company's books and records during normal business hours at the Company's offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Adjusted EBITDA and the resulting Earn-out Payment. Prior to the expiration of the Earn-out Review Period, Sellers may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Sellers fail to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Earn-out Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. If Sellers timely deliver an Earn-out Calculation Objection Notice, Buyer and Sellers shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Adjusted EBITDA and the Earn-out Payment for the applicable Calculation Period. If Buyer and Sellers are unable to reach agreement within thirty (30) days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants, other than Sellers’ Accountants or Buyer's Accountants, appointed by mutual agreement of Buyer and Sellers (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Sellers shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Sellers, and not by independent review. The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Sellers and Buyer in proportion to the amounts by which their respective calculations of Adjusted EBITDA differ from Adjusted EBITDA as finally determined by the Independent Accountant.

(c)           Independence of Earn-out Payments. Subject to Section 8.04(c), Buyer's obligation to pay each of the Earn-out Payments to Sellers in accordance with Section 2.06(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and the obligation to pay an Earn-out Payment to Sellers shall not obligate Buyer to pay any preceding or subsequent Earn-out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-out Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earn-out Payment for the second Calculation Period are satisfied, then Buyer would be obligated to pay such Earn-out Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earn-out Payment for the first Calculation Period.

(d)           Timing of Payment of Earn-out Payments. Subject to Section 8.04(b) and (c), any Earn-out Payment that Buyer is required to pay pursuant to Section 2.06(a) hereof shall be paid in full no later than seventy-five (75) days (unless Sellers extend the Earn-out Review Period pursuant to Section 8.04(b), in which case, ninety (90) days) following after the last day of each Calculation Period plus two (2) Business Days, provided that Buyer has not received an Earn-out Calculation Objection Notice.  Earn-out in the event Buyer has received a Calculation Objection Notice, such Earn-out Payment shall be paid in full no later than five (5) Business Days following the date upon which the determination of Adjusted EBITDA for the applicable Calculation Period becomes final and binding upon the parties as provided in Section 2.06(b)(ii). Buyer shall pay to Sellers the applicable Earn-out Payment in cash or immediately available funds.

(e)           Post-closing Operation of the Company. Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, however, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the sole purpose of avoiding or reducing any of the Earn-out Payments hereunder.

(f)           No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, do not constitute an equity or ownership interest in Buyer or the Company and are subject and subordinate to all rights of Buyer’s senior lender, (ii) Sellers shall not have any rights as a security holder of Buyer or the Company as a result of Sellers’ contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.

Section 2.07 Escrow.

(a)           Without limiting any other rights which Buyer may have pursuant to this Agreement or otherwise, Buyer shall withhold from the Purchase Price payable at the Closing the Escrow Amount and the Orange Capital Expenditure Escrow Amount and deliver each and the Controller Retention Escrow Amount to the Escrow Agent at the Closing in accordance with Section 2.03(b).

(b)           Subject to the terms of the Escrow Agreements, (i) at the date that is twelve (12) months from the Closing Date, up to Nine Hundred Thousand Dollars ($900,000) of the Escrow Amount may be paid to Sellers by the release of funds from the Escrow Account by the Escrow Agent,(ii) at the date that is eighteen (18) months from the Closing Date, up to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) of the Escrow Amount may be paid to

Sellers by the release of funds from the Escrow Account by the Escrow Agent, (iii) any remainder of the Escrow Amount at the date that is twenty-four (24) months from the Closing Date, which amount is not subject to, or reserved for, any unresolved claims pursuant to Section 8.05, shall be paid to Sellers by the release of funds from the Escrow Account by the Escrow Agent and shall not be disbursed to Buyer under any circumstances, (iv) any remainder of the Orange Capital Expenditure Escrow Amount as of December 31, 2012, which amount is not reserved for committed capital expenditures following such date, shall be paid to Sellers by the release of funds from the Escrow Account by the Escrow Agent and shall not be disbursed to Buyer under any circumstances, and (v) the Controller Retention Escrow Amount shall be disbursed in accordance with the Controller Employment Agreement.

Section 2.08 Capital Expenditures.

(a)           The parties acknowledge and agree that the Company will incur certain maintenance capital expenditure expenses during the period between the Closing Date and the date that is eighteen (18) months following the Closing Date (the “Post-Closing Maintenance Capital Expenditure Expense”).  Buyer shall be responsible for up to $500,000 of the Post-Closing Maintenance Capital Expenditure Expense for the period between the Closing Date and the date that is twelve (12) months following the Closing Date, and for $250,000 for the period thereafter up to eighteen (18) months following the Closing Date.  Sellers shall be liable to Buyer for any Post-Closing Maintenance Capital Expenditure Expense exceeding the foregoing amounts, which shall be payable as a Loss in accordance with Section 8.06 immediately following the end of the twelve (12) and eighteen (18) month periods, respectively, and shall not be subject to any limitations described in Section 8.04.  Post-Closing Maintenance Capital Expenditure Expense shall include all capital expenditures related to the purchase, repair, replacement or maintenance of (i) the Closing Plant, Property and Equipment, and (ii) any other property, plant and equipment determined necessary in Buyer’s reasonable discretion to maintain the level of Company's revenue, production volume and order delivery times that existed at the Closing Date.

(b)           The Company is currently implementing a new tank line at the Company’s Andrews, Texas location, which the parties estimate may cost up to $1,630,000 for the entire cost of building construction, equipment purchase and installation, and other expenses related to making the new line fully operational  (the “Estimated Andrews Tank Line Expense”).  Sellers shall be liable to Buyer for any amount which exceeds the Estimated Andrews Tank Line Expense, whether such expense is incurred before or after the Closing Date, which shall be payable as a Loss in accordance with Section 8.06 and shall not be subject to any limitations described in Section 8.04.

Section 2.09 Minimum EBITDA Adjustment Payment.  For each of the first two Calculation Periods following the Closing Date, the Sellers shall reimburse Buyer, on a dollar for dollar basis (each, an “Minimum EBITDA

Adjustment Payment”), for any amounts that the Adjusted EBITDA for either Calculation Period is less than Three Million Five Hundred Thousand Dollars ($3,500,000).  The calculation and payment of any Minimum EBITDA Adjustment Payment shall be the same as the Earn-out Calculation and Earn-out Payment provisions of Section 2.06.  The sources and priority of payment of any Minimum EBITDA Adjustment Payment shall be identical to the payment structure for any Loss any Seller is obligated to pay to any Buyer Indemnitee in accordance with Section 8.06.

Section 2.10 Employment of Jimmie Dean Lee.  Buyer and Sellers have entered into this Agreement on the condition that Jimmie Dean Lee remain an employee of the Company, in the position of President, for a term of three (3) years following the Closing Date, which is a material inducement to Buyer entering into this Agreement, and Buyer would not have entered into this Agreement except in reliance on such condition.  Accordingly, in the event that Jimmie Dean Lee voluntarily terminates his employment with the Company at any time during the three (3) year period following the Closing Date, or if the Company or Synalloy terminates his employment for cause during such period, Jimmie Dean Lee shall make a One Million Dollar ($1,000,000) termination payment (the “Termination Payment”) to Synalloy.  For the purposes of this Agreement, “cause” shall be defined as committing a felony or other crime of moral turpitude, insubordination, or having substantial and excessive absences from work.  If Jimmie Dean Lee’s employment terminates for any other reason, he shall not pay the Termination Payment.  Under no circumstances shall James Varner or Steven C. O’Brate be responsible for making any portion of the Termination Payment.

ARTICLE III

Representations and warranties of Sellers

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof and will be correct as of the Closing Date.

Section 3.01 Authority of Sellers. Each Seller, in his individual capacity, has the legal capacity and authority to enter into this Agreement and all applicable Transaction Documents and to carry out his obligations hereunder and thereunder. This Agreement and all agreements, documents and instruments executed and delivered by each Seller pursuant hereto (including, but not limited to the Transaction Documents), assuming due authorization, execution and delivery by the other parties hereto, are valid and binding obligations of that Seller enforceable in accordance with their respective terms.

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Texas and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. The Sellers have heretofore delivered to the Buyer true and correct copies of the corporate charter and bylaws (or similar organizational or governance documents) of the Company as currently in effect.

Section 3.03 Capitalization.

(a)           The authorized capital stock of the Company consists of 500,000 shares of common stock, with a par value of $1.00 per share (“Common Stock”) and 500,000 shares of Preferred “A” stock, with a par value of $1.00 per share and 500,000 shares of Preferred “B” stock, with a par value of $1.00 per share value(“Preferred Stock”), of which 150,000 shares of Common Stock and zero (0) shares of Preferred Stock, including “A” and “B” are issued and outstanding and collectively constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)           All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Sellers or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)           There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Sellers and the Company of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or the Company; (c) except as set forth in Section 3.05 of the

Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Sellers or the Company is a party or by which Sellers or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements. Complete copies of the Company's unaudited financial statements consisting of the balance sheet of the Company at September 30 in each of the years 2011, 2010 and 2009 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company at March 31, 2012 and the related statements of income and retained earnings, stockholders' equity and cash flow for the six month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) are set forth in Section 3.06 of the Disclosure Schedules. The Financial Statements have been prepared on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Unaudited Financial Statements), and fairly and accurately represent the condition of the Company throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of September 30, 2011 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of March 31, 2012 is referred to herein as the “Interim Balance Sheet” and the date thereof as the

“Interim Balance Sheet Date”. The Company maintains a standard system of accounting which has been administered and applied a consistent basis throughout the period involved.

Section 3.07 Undisclosed Liabilities. Except as set forth in Section 3.07 of the Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of the charter, by-laws or other organizational documents of the Company;

(c)           split, combination or reclassification of any shares of its capital stock;

(d)           issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)           declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)           material change in any method of accounting or accounting practice of the Company, except as disclosed in the notes to the Financial Statements;

(g)           material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)           entry into any Contract that would constitute a Material Contract;

(i)           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)           transfer, assignment, sale or other disposition of any of the material assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property;

(l)           material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)           any capital investment in, or any loan to, any other Person;

(n)           acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)           any material capital expenditures;

(p)           imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, consultants or independent contractors, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, member, manager, consultant or independent contractor;

(r)           except for the termination of the Controller’s employment agreement effective as of the Closing Date in accordance with Section 7.02(o)(B), adoption, modification or termination of any: (i) employment, severance, retention or other agreement with an employee, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(t)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v)           purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x)           action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a)           Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 3.12(d) and Section 3.12(f) of the Disclosure Schedules, being “Material Contracts”):

(i)           each Contract of the Company involving aggregate consideration in excess of $150,000;

(ii)           all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)           all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)           all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)           all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party;

(vii)           all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)           all Contracts with any Governmental Authority to which the Company is a party;

(ix)           all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)           any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)           all Contracts between or among the Company on the one hand and Sellers or any Affiliate of Sellers (other than the Company) on the other hand;

(xii)           all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii)           any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)           Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Buyer.

Section 3.10 Title to Assets; Real Property.

(a)           The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Unaudited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)           those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)           liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet (each of which is disclosed on Section 3.10(b) of the Disclosure Schedules); and

(iii)           easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company.

(b)           Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.

With respect to owned Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, together with copies of the underlying exception documents referenced in each policy, opinions, abstracts and surveys in the possession of Sellers or the Company and relating to the Real Property. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to Sellers’ Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11 Condition And Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company required to run the Company as currently conducted and at current output levels are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.  Notwithstanding the foregoing, Sellers make no representation or warranty with respect to the structural integrity of any improvements located on the real property leased by the Company in Orange, Texas.

Section 3.12 Intellectual Property.

(a)           “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Company (“Company Intellectual Property”) and that in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including Sellers (“Licensed Intellectual Property”):

(i)           trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

(ii)           internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority;

(iii)           original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv)           confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v)           patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b)           Section 3.12(b) of the Disclosure Schedules lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Company's current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(c)           Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company owns, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances. The Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company's ownership and use thereof.

(d)           Section 3.12(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company's current or planned business or operations (excluding commercial “off the shelf” software). Sellers have provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the

Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements.

(e)           The Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Company or proposed to be used, and the Company's conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. None of Sellers nor the Company have received any communication, and no Action has been instituted, settled or, to Sellers’ Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(f)           Section 3.12(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. Sellers have provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

Section 3.13 Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are collectible in full within 120 days after billing.

Section 3.15 Customers and Suppliers.

(a)           Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $150,000 in either of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)           Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $150,000 in either of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.

Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors and officers' liability, fiduciary liability and other casualty and property insurance maintained by Sellers or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Sellers nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except for Workers’ Compensation Insurance policies, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company.  All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Sellers, the Company or any of their or its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Sellers or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Sellers or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18 Compliance With Laws; Permits.

(a)           The Company has materially complied, and is now materially complying, with all Laws applicable to it or its business, properties or assets where failure to comply will not have a Material Adverse Effect. The Company has not received any written notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any applicable Law.  The Company has not incurred any monetary or other liability, including any indemnification obligation to, any Governmental Authority.

(b)           All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules. Except as disclosed on Section 3.19(b) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not impair the validity of any Permit.

Section 3.19 Environmental Matters; OSHA.

(a)           The Company is currently and has been in material compliance with all Environmental Laws where failure to comply will not have a Material Adverse Effect and has not, and Sellers have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company where failure to comply will not have a Material Adverse Effect and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and neither Sellers nor the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and neither the Company nor Sellers is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)           No Real Property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)           There has been no material Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company and any such Release will not have a Material Adverse Effect, and neither the Company nor Sellers have received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers or the Company.

(e)           Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)           Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers and any predecessors as to which the Company or Sellers may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Sellers nor the Company has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers.  The Real Property has not been used, and is not being used, for the treatment or disposal of Hazardous Materials.

(g)           Neither Sellers nor the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)           Sellers have provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of Sellers or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)           Neither Sellers nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(j)           Except as set forth in Section 3.17(a) of the Disclosure Schedules, the Company’s occupational safety practices (i) have materially complied with all applicable laws where failure to comply will not have a Material Adverse Effect, and (ii) do not and will not result in any liability under the Occupational Safety and Health Act.

Section 3.20 Employee Benefit Matters.

(a)           Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, Sellers have provided to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c)           Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan (other than any multi-employer plan within the meaning of Section 3(37) of ERISA (each a “Multi-employer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid or accrued and adequate reserves have been established in connection therewith.

(d)           Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)           With respect to each Benefit Plan (i) no such plan is a Multi-employer Plan, and all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multi-employer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)            Except as required by applicable Law, no provision of any Benefit Plan or collective bargaining agreement could reasonably be expected to result in any limitation on Buyer or any of its Affiliates from amending or terminating any Benefit Plan. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, consultant or independent contractor, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)           Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)           There is no pending or, to Sellers’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the five years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i)           There has been no amendment to, announcement by Sellers, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor, as applicable. None of Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j)           Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(k)           Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)            Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.21 Employment Matters.

(a)           Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, consultants, or contractors of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, consultants, or contractors of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the unaudited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any commissions, bonuses or increases in compensation.  To Sellers’ Knowledge, none of Jimmie Dean Lee, the Controller or any employee reporting directly to Jimmie Dean Lee has entered into any agreement for the purpose of, or otherwise have any intention of, terminating their employment with the Company.

(b)           Except as set forth in Section 3.21(b) of the Disclosure Schedules, the Company is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)           The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as consultants or contractors are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are no Actions against the Company pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d)           No circumstances have ever existed that would trigger the WARN Act with respect to the Company, the Company has no plans to undertake any action in the future that would trigger the WARN Act, and to Sellers’ knowledge, the consummation of the transactions contemplated by this Agreement will not trigger the WARN Act.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)           All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)           The amount of the Company's Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company's Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)           Section 3.22(f) of the Disclosure Schedules sets forth:

(i)           those years for which examinations by the taxing authorities have been completed; and

(ii)           those taxable years for which examinations by taxing authorities are presently being conducted.

(g)           All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)           The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)           Sellers have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2007.

(j)           There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)           The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l)           The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(m)           No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(n)           The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(o)           The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. The Company has not taken any action that could defer a Liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(p)           Sellers is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q)           The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r)           The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(s)           Section 3.22(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

Section 3.23 Books and Records. The minute books and stock record books of the Company, all of which have been provided to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 Brokers. Except for the Investment Banker, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.25 Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.26 Transactions with Interested Persons.Except as described in Section 3.26 of the Disclosure Schedules, there are no agreements, loans, leases, royalty agreements or other continuing transactions between (x) the Company and (y) any Seller or any officer, director or stockholder of the Company, an Affiliate of the Company or any member of the family of any Seller or of any other stockholder of the Company or any Person to which any member of the family of any Seller is an officer, director or stockholder (each, an “Interested Person”).  Except as described in Section 3.26 of the Disclosure Schedules, no Interested Person (x) has any direct or indirect interest in any entity that does business with or is a competitor with the Company or (y) has any direct or indirect interest in any property, asset or right that is used by the Company in the conduct of its business.  Except as described in Section 3.26 of the Disclosure Schedule, no Interested Person

has any contractual relationship (including that of creditor or debtor) with the Company other than such relationships as result solely from being an officer, director or stockholder of the Company.

Section 3.27 Documents Provided to Buyer. A true, correct, complete and legible copy of all documents that are referenced in the Disclosure Schedules or in this Article III have been provided to Buyer or its Representatives in the Data Room.  The Data Room Documents are authentic, true, complete and accurate with respect to the subject matter contained therein.

ARTICLE IV

Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof and will be correct as of the Closing Date.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental

Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.  Notwithstanding the foregoing, Buyer shall be responsible for paying the fee to the Investment Banker described in Section 10.01.

Section 4.05 Sufficiency of Funds. Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. There are no Actions pending or, to Buyer's Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V

Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a)           cause the Company to preserve and maintain all of its Permits;

(b)           cause the Company to pay its debts, Taxes and other obligations when due;

(c)           cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)           cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)           cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)           cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)           cause the Company to maintain its books and records in accordance with past practice;

(h)           cause the Company to comply in all material respects with all applicable Laws; and

(i)           cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company. Without limiting the foregoing, Sellers shall permit Buyer and its Representatives to conduct environmental due diligence of the Company and the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company and the Real Property. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a)           Sellers shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b)           In addition to the other obligations under this Section 5.03, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by Sellers or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)           Sellers agree that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a)           From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i)           any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)           any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)           Buyer's receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 5.05 of the Disclosure Schedules.

Section 5.06 Confidentiality. From and after the Closing, Sellers shall, and shall cause its Affiliates and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing prior to such disclosure and shall disclose only that portion of such information which Sellers is advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Sellers and their respective Affiliates, in accordance with federal securities laws, shall not disseminate knowledge of this Agreement and shall not trade the securities of Buyer prior to the Closing Date and the public announcement of the transactions contemplated by this Agreement.

Section 5.07 Non-competition; Non-solicitation

(a)           For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and its customers or suppliers. Notwithstanding the foregoing, any Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.  Buyer and Steven C. O’Brate acknowledge and confirm that (i) Palmer Mfg. & Tank, Inc., a Kansas corporation with offices in Garden City, Kansas, is an Affiliate of Steve C. O’Brate in which he is a stockholder and currently serves as Secretary and Treasurer, and (ii) Steven C. O’Brate does not own the majority interest in, nor have control of, Palmer Mfg. & Tank, Inc.  For the purposes of this Section 5.07 in its entirety, during the Restricted Period, Palmer Mfg. & Tank, Inc. and its Affiliates shall be deemed to be Affiliates of Steven C. O’Brate, without regard to his ownership or involvement in Palmer Mfg. & Tank, Inc.

during the Restricted Period and without regard to whether he remains an agent, employee, officer, director or owner of Palmer Mfg. &Tank, Inc. during the Restricted Period.

(b)           No provision contained in this Agreement, including without limitation Section 5.07(a) and the definitions of Restricted Business, Restricted Period, and Territory, shall be interpreted to prevent James Varner, directly or indirectly, whether as an individual or as a stockholder, member or partner in an entity organized for this purpose, from engaging in the business of selling or leasing parts and accessories for tanks, regardless of whether such tanks are of the sort manufactured by the Company, within the Territory during the Restricted Period; provided, that James Varner, nor any of his Affiliates, shall not engage, directly or indirectly, in the manufacturing, selling or leasing of complete or substantially complete tanks in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant,within the Territory during the Restricted Period.

(c)           During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of the Company, Buyer or any of their Affiliates or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(d)           During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit, entice, induce, influence or intentionally interfere with, or attempt to solicit, entice, induce, influence, or intentionally interfere with, any suppliers, clients or customers of the Company or potential suppliers, clients or customers of the Company for purposes of, or with the effect of, diverting their business or services from the Company.   The parties acknowledge and confirm that Palmer Mfg. & Tank, Inc. and the Company currently share mutual customers.  Without limiting the foregoing or anything contained in this Agreement, Steven C. O’Brate and his Affiliates, whether through Palmer Mfg. & Tank, Inc. or its Affiliates or otherwise, shall not solicit, entice, induce, influence or intentionally interfere with, or attempt to solicit, entice, induce, influence, or intentionally interfere with, any such mutual customers for purposes of, or with the effect of, reducing current sales and volume production levels between the Company and such mutual customers.  Nothing contained herein shall prohibit Palmer Mfg. & Tank, Inc. from maintaining its current business relationships and current sales and volume production with such mutual customers outside of the Territory or from increasing current sales and volume production with such mutual customers outside the Territory so long as any such increase does not have the effect of reducing current sales and volume production levels between the Company ands such mutual customers.

(e)           Buyer and Steven C. O’Brate acknowledge and confirm that Palmer Mfg. &Tank, Inc. and the Company have a mutually beneficial business relationship whereby each party sells parts, accessories and finished products to the other party, and Buyer and Steven C. O’Brate agree that, during the Restricted Period, such relationship shall continue under substantially similar terms, including but not limited to any current pricing preferences and discounts in relation to pricing offered third parties.

(f)           Sellers acknowledge that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(g)           Sellers acknowledge that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08 Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its

(b)
execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)           Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c)           Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)           respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement, any Transaction Document or any other agreement or document contemplated hereby; and

(iii)           in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, any Transaction Document or any other agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

(d)           If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)           Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09 Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Buyer shall:

(i)           retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)           upon reasonable notice, afford the Representatives of Sellers reasonable access in Andrews, Texas (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of two (2) years following the Closing, Sellers shall:

(i)           retain the books and records (including personnel files) of Sellers which relate to the Company and its operations for periods prior to the Closing; and

(ii)           upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c)           Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 Closing Conditions From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), Sellers shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer, and Buyer shall have exclusive control with respect to the timing and contents of any such announcements.

Section 5.12 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

Tax matters

Section 6.01 Tax Covenants.

(a)           Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, the Company, their Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)           Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Sellers object to any item on any such Tax Return, they shall, within ten(10) days after delivery of such Tax Return, notify Buyer in writing that they so object, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Buyer and reasonably acceptable to Sellers (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Accounting Referee's resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Sellers nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith. Sellers shall reimburse Buyer for any

Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company. Notwithstanding the foregoing, Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.03 first, to the extent there are sufficient funds payable by Buyer to Sellers pursuant to Section 2.04, by Buyer offsetting and withholding such amounts; second, to the extent there are sufficient funds payable by Buyer to Sellers pursuant to Section 2.06, by Buyer offsetting and withholding such amounts, third, to the extent there are sufficient funds in the Escrow Account, by release of funds to Buyer from the Escrow Account by the Escrow Agent; and fourth, to the extent the funds payable by Buyer to Sellers under Section 2.04, Section 2.06 and the funds in the Escrow Account are less than the amount necessary for Sellers to reimburse Buyer for any such Tax obligations, then Sellers shall be required to pay all of such additional sums due in accordance with the preceding sentence.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)           in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)           in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to Sellers of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder, except and only to the extent that the Sellers forfeit rights or defenses by reason of such failure. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 6.06 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.09 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII

Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions: No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)           No Action shall have been commenced against Buyer, Sellers or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)           Except as disclosed on Section 7.02(d) of The Disclosure Schedules, all approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)           From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)           The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(g)           Buyer shall have received a certificate, dated the Closing Date and signed by each Seller and a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(h)           [Intentionally omitted.]

(i)           Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the true and complete copies of the organizational documents of the Company.

(j)           Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 5.05.

(k)           Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(l)           Sellers shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Code.

(m)           Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(n)           (i) Sellers shall have delivered to Buyer payoff letters, from each lender or other holder of any Indebtedness, in form and substance reasonably satisfactory to the Buyer, signed by each such lender or other holder setting forth evidence of the amounts necessary to pay off all outstanding indebtedness under each Indebtedness and the agreement of such lender or holder to release, upon such payments, any and all Encumbrances that such lender or other holder may have against the Shares or any assets or properties of the Company and (ii) all Indebtedness shall have been paid off in full before Closing or paid simultaneously with Closing out of the Purchase Price.

(o)           Buyer shall have received an executed (A) employment agreement, in the form attached hereto as Exhibit B, from Jimmie Dean Lee, (B) termination agreement reasonably satisfactory to the Buyer with respect to any existing employment agreement between the Company and the Controller effective as of the Closing Date, and (C) employment agreement, in the form attached hereto as Exhibit C, from the Controller (the “Controller Employment Agreement”).

(p)           [Intentionally omitted.]

(q)           Sellers shall have delivered to Buyer an opinion of counsel to Sellers, in the form attached hereto as Exhibit D.

(r)           Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)           No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)           The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Sellers.

(e)           Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b)have been satisfied.

(f)           Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)           Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h)           Buyer shall have delivered to Sellers cash in an amount equal to the Purchase Price by wire transfer in immediately available funds, to an account or accounts designated by Sellers(such designation to be delivered at least two Business Days prior to the Closing Date) in a written notice to Buyer and shall have delivered to the Escrow Agent the Escrow Amount in immediately available funds.

(i)           Buyer shall have delivered to Sellers an opinion of counsel to Buyer, in the form attached hereto as Exhibit E.

(j)           Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.19, Section 3.24, Section 4.01 and Section 4.04 shall survive indefinitely and the representations and warranties in Section 3.20 and Section 3.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, Sellers shall, jointly and severally, indemnify and defend Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly

(b)	relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c)           with respect to all Company Insurance Policies, any retrospective premium adjustment or other experience-based liability on the part of the Company allocable to any period prior to the Closing Date; or

(d)           the warranty claim in Africa identified on Section 3.07 of the Disclosure Schedules.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend Sellers and their Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)           Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01,  Section 3.02, Section 3.03, Section 3.04, Section 3.16, Section 3.19, Section

3.20, Section 3.21 and Section 3.24, or in connection with the Post Closing Adjustment (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds One Hundred Twenty-Five Thousand Dollars ($125,000), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. Notwithstanding the foregoing, the aggregate amount of all Losses Sellers shall be liable for pursuant to Section 8.02(a) shall be an amount equal to Three Million Six Hundred Fifty Thousand Dollars ($3,650,000); provided, however, that the foregoing limitation shall not apply for indemnification of the Buyer Indemnitees under Section 8.02(a) based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions

(b)           Buyer shall not be liable to the Sellers Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01 and Section 4.04 (the “Sellers Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Sellers Basket Exclusions) exceeds One Hundred Twenty-Five Thousand Dollars ($125,000), in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. Notwithstanding the foregoing, the aggregate amount of all Losses Buyer shall be liable for pursuant to Section 8.03(a) shall be an amount equal to Three Million Six Hundred Fifty Thousand Dollars ($3,650,000); provided, however, that the foregoing limitation shall not apply for indemnification of the Sellers Indemnitees under Section 8.03(a) based upon, arising out of, with respect to or by reason of the Sellers Basket Exclusions.

(c)           Buyer shall be entitled to offset and withhold any amounts due to any Buyer Indemnities pursuant to this Article VIII against any payments to be made by Buyer to the Sellers under Section 2.06.

(d)           For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later

(b)
than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is an employee, contractor, supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third

(c) Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified

Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)           Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

(e)           Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Notwithstanding the foregoing, any Loss any Seller is obligated to pay to any Buyer Indemnitee pursuant to this Article VIII shall be paid first, to the extent there are sufficient funds payable by Buyer to Sellers pursuant to Section 2.04, by Buyer offsetting and withholding such amounts; second, to the extent there are sufficient funds payable by Buyer to Sellers pursuant to Section 2.06, by Buyer offsetting and withholding such amounts, third, to the extent there are sufficient funds in the Escrow Account, by release of funds to the Buyer Indemnitee from the Escrow Account by the Escrow Agent; and fourth, to the extent the funds payable by Buyer to Sellers under Section 2.04, Section 2.06 and the funds in the Escrow Account are less than the amount necessary to pay any remaining sums due, then such Seller shall be required to pay all of such additional sums due in accordance with the first sentence of this Section 8.06. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen(15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to six percent (6%) per annum.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be; provided, that in the event Buyer knows or becomes aware of any representation or warranty which is or was inaccurate, Buyer shall provide reasonably prompt notice of such knowledge to Sellers.

Section 8.09 Exclusive Remedies. Subject to Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to Section 2.09, Section 2.10 and the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to Section 2.09, Section 2.10 and the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person's fraudulent, criminal or intentional misconduct.

ARTICLE IX

Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Sellers and Buyer;

(b)           by Buyer by written notice to Sellers if:

(i)           Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii)           any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled within forty-five (45) days of the date of this Agreement, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)           by Sellers by written notice to Buyer if:

(i)           Sellers is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from Sellers; or

(ii)           any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled within forty-five (45) days of the date of this Agreement, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)           by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)           as set forth in this Article IX and Section 5.06 and Article X hereof; and

(b)           that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer shall pay Five Hundred Thousand Dollars ($500,000) to the Investment Banker at Closing and Sellers shall pay all remaining amounts payable to the Investment Banker at Closing.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:
JIMMIE D. LEE, President/CEO
1405 Sun Valley
San Angelo, TX  76904
E-mail: jim_lee@palmertank.net
Phone:  432.638.9471

JAMES W. VARNER, Secretary
1113 Golf Course Rd.
Andrews, TX  79714
E-mail:  palmerjv@suddenlink.net
Phone:  432.638.9472

STEVE O’BRATE
Po Box 1195
Garden City, KS  67846
E-mail:  sotank@pmtank.com
Phone:  620.275.7461

with a copy to:	STEVEN B. BARRON, Attorney at Law Todd, Barron, Thomason & Hudman, P.C. 3800 E. 42nd Street, Suite 409 Odessa, TX 79762 E-mail: sbarron@toddlawfirm.com Phone: 432.363.2102
If to Buyer:	Synalloy Corporation 3900 Westerre Parkway Suite 300 Richmond, Virginia 23233 Attention: Craig C. Bram CEO and President CBram@Synalloy.com
with a copy to:	LeClairRyan, A Professional Corporation 951 East Byrd Street Eighth Floor Richmond, Virginia 23219 Attention: Grant S. Grayson, Esquire Facsimile: (804) 916-7261 Email: grant.grayson@leclairryan.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This

Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE WESTERN DISTRICT OF TEXAS OR THE EASTERN DISTRICT OF VIRGINIA, OR THE STATE COURTS OF THE STATE OF TEXAS OR THE COMMONWEALTH OF VIRGINIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER

PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS: /s/ Jimmie Dean Lee Jimmie Dean Lee	BUYER: SYNALLOY CORPORATION /s/ Craig C. Bram Craig C. Bram, President & Chief Executive Officer
/s/ James Varner James Varner

/s/ Steven O'Brate Steven O’Brate

EXHIBIT A-1

to one certain

Stock Purchase Agreement

by and among

JIMMIE DEAN LEE, JAMES VARNER, STEVEN C. O’BRATE and SYNALLOY CORPORATION

Indemnification Escrow Agreement

INDEMNIFICATION ESCROW AGREEMENT

This Indemnification Escrow Agreement (the “Escrow Agreement”), dated this ___ day of August, 2012 (the “Effective Date”), is entered into by and among Jimmie Dean Lee, James Varner and Steven C. O’Brate (the “Sellers”), Synalloy Corporation, a Delaware corporation (the “Buyer,” and together with the Sellers, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (“Escrow Agent”).

RECITALS

A.           The Parties have entered into that certain Stock Purchase Agreement, dated August __, 2012 (the “Stock Purchase Agreement”), whereby the Sellers are selling, and the Buyer is buying, all of the issue and outstanding shares of capital stock of Lee-Var, Inc., A Texas corporation (the “Company”).

B.           In order to secure the obligations of the Sellers under the Stock Purchase Agreement, the Parties have agreed to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

C.           The Parties acknowledge and agree that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Stock Purchase Agreement, that all references in this Escrow Agreement to the Stock Purchase Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

D.           Schedule 1 to this Escrow Agreement sets forth the wire transfer instructions of the Parties.

E.           Terms used in this Escrow Agreement shall have the same meaning as they have in the Stock Purchase Agreement unless the context provides otherwise.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1.                      Receipt of Escrow Amount. Upon execution hereof, Buyer shall deliver to the Escrow Agent the amount of Three Million Six Hundred Fifty Thousand and 00/100 Dollars ($3,650,000) (the “Escrow Amount”) in immediately available funds.

Section 1.2.                      Investments.

(a)           The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Amount and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by the Parties. Any investment earnings and income on the Escrow Amount shall become part of the Escrow Amount, and shall be disbursed in accordance with Section 1.3 or Section 1.5 of this Escrow Agreement.

(b)           The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3.                      Disbursements.

(a)           Claims by Buyer.

(i)           Notices.  If (a) after Buyer gives to the Sellers a notice (a “Notice of Claim”) of a claim for indemnification pursuant to Section 8.05 of the Stock Purchase Agreement, which notice shall, to the extent reasonably possible, contain a good faith, non-binding, preliminary estimate of the amount of the actual or anticipated Losses relating to such claim (which may include, without limitation, any amounts set forth in such a claim by Buyer as the estimate of the reasonable expenses of defending or investigating the action or threatened action which is the subject of such claim) (a “Claimed Amount”), and the Sellers either (i) consent to the giving of a notice of such claim to the Escrow Agent or (ii) fail to cure or remediate in full the Losses claimed in the Notice of Claim within thirty (30) calendar days after the Sellers’ receipt of such Notice of Claim, and (b) Buyer wishes to make a claim under this Escrow Agreement for any amount of the Losses it is entitled to receive under Article VIII of the Stock Purchase Agreement with respect to such claim, Buyer shall give to the Escrow Agent a written notice (the “Escrow Notice”) signed by Buyer specifying the amount and nature of the claim in reasonable detail.  The Escrow Agent shall immediately advise the Sellers in writing of such notice by forwarding a copy thereof to Seller.  Any Escrow Notice must be given by Buyer on or prior to the date that is the second (2nd) anniversary of the Effective Date.

(ii)           No Dispute.  If the Sellers have not delivered a written notice to the Escrow Agent disputing the claim specified in such Escrow Notice within thirty (30) calendar days following the date on which the Escrow Agent sent to the Sellers notice of such Escrow Notice, then the Escrow Agent shall promptly pay such amount to Buyer from the Escrow Amount.  Any part of the Claimed Amount that is specifically disputed in such notice from the Sellers shall be the “Contested Amount”.  Except to the extent of any Contested Amount, the Sellers shall be conclusively deemed to have agreed that the Sellers are liable for the full Claimed Amount.

(iii)           Dispute.

(A)           If the Sellers deliver a written notice to the Escrow Agent disputing such claim within the thirty (30) calendar day period specified Section 1.3(a)(ii) above, the Sellers and Buyer shall promptly attempt to agree upon their respective rights with respect to such dispute.  If the Sellers and Buyer so agree, they shall both execute a certificate to the Escrow Agent setting forth their agreement and the amount to be distributed from the Escrow Amount to Buyer with respect to such claim.  The Escrow Agent shall be entitled to rely upon any such certificate and shall promptly make a cash payment (if any is provided for in such certificate) from the Escrow Amount to Buyer in accordance with the terms thereof.

(B)           In the event that the Sellers and Buyer are unable to agree upon their respective rights and resolve any dispute within thirty (30) calendar days of delivery of the Sellers’ notice disputing a claim, the dispute may at any time thereafter be submitted by the Sellers or Buyer to the exclusive jurisdiction of the federal courts of the United States of America for the Western District of Texas or the Eastern District of Virginia, or the state courts of the State of Texas or the Commonwealth of Virginia and the Parties agree not to commence any suit, action or proceeding relating thereto except in such courts.  Each of the Parties agrees to waive the right to a trial by jury in any action or proceeding based upon, or related to, this Agreement.  All costs of the suit, action or proceeding (including the reasonable legal expenses of all parties thereto) shall be borne by the Sellers and/or Buyer in the amounts determined by the court, which shall base such determination upon the relative merits of the respective positions of the Sellers and Buyer in such dispute.  Following the final resolution of such dispute by the court (and expiration of appeal periods, if any), Buyer (or the Sellers, if Buyer fails to do so after ten days written notice by the Sellers) shall submit a copy of the court’s award or decision to the Escrow Agent, which shall be entitled to rely upon such copy and shall promptly make a cash payment (if any is provided for in such award) from the Escrow Amount to Buyer or Seller in accordance with the terms thereof.

(b)           Payments to Seller.

(i)           The Escrow Agent shall pay to the Sellers within three (3) business days after the date that is twelve (12) months from the Effective Date, Nine Hundred Thousand Dollars ($900,000) of the Escrow Amount less (x) all Claimed Amounts for Losses related to sales tax liabilities that have been paid from the Escrow Amount since the Effective Date, (y) all Claimed Amounts related to sales tax liabilities that are not Contested Amounts and that have not yet been paid from the Escrow Amount since the Effective Date, and (z) all then Contested Amounts related to sales tax liabilities.  Any portion of any Contested Amount related to sales tax liabilities as of the date that is twelve (12) months from the Effective Date which is later found by the court not to be payable to Buyer shall be paid to the Sellers by the Escrow Agent within three (3) business days after the Escrow Agent receives a copy of the court’s award or decision; provided, that upon such release, the total payments to the Sellers pursuant to this Section 1.3(b)(i) shall be no more than $900,000.

(ii)           The Escrow Agent shall pay to the Sellers within three (3) business days after the date that is eighteen (18) months from the Effective Date, One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) of the Escrow Amount less (x) all Claimed Amounts that have been paid from the Escrow Amount since the Effective Date, except for Claimed Amounts related to sales tax liabilities that were paid from the Escrow Amount prior to the date set forth is Section 1.3(b)(i) above and were factored into the formula contained in Section 1.3(b)(i) above, (y) all Claimed Amounts that are not Contested Amounts and that have not yet been paid since the Effective Date, except for Claimed Amounts related to sales tax liabilities prior to the date set forth is Section 1.3(b)(i) above and that have not yet been paid and that factored into the formula contained in Section 1.3(b)(i) above, and (z) all then Contested Amounts which arose since the Effective Date, except for Contested Amounts related to sales tax liabilities prior to the date set forth is Section 1.3(b)(i) above and factored into the formula contained in Section 1.3(b)(i) above.  Any portion of any Contested Amount as of the date that is eighteen (18) months from the Effective Date which is later found by the court not to be payable to

Buyer shall be paid to the Sellers by the Escrow Agent within three (3) business days after the Escrow Agent receives a copy of the court’s award or decision; provided, that upon such release, the total payments to the Sellers pursuant to this Section 1.3(b)(ii) shall be no more than $1,750,000.  For the avoidance of doubt, the maximum payments from the Escrow Agent to the Sellers in the aggregate pursuant to Section 1.3(b)(i) and Section 1.3(b)(ii) shall be no more than $2,650,000.

(iii)           The Escrow Agent shall pay to the Sellers within three (3) business days after the date that is twenty-four (24) months from the Effective Date an amount equal to all funds remaining in the Escrow Amount less any amounts that are the subject of claims (including any Claimed Amounts) as to which Buyer shall have delivered to the Escrow Agent a Notice of Claim on or prior to the second (2nd) anniversary of the Effective Date that have not been resolved pursuant to Section 1.3 hereof as of the second (2nd) anniversary of the Effective Date, which amounts shall be withheld from distribution by the Escrow Agent pending the final resolution of such claims in accordance with Section 1.3 hereof.  Upon final resolution of each such claim, the Escrow Agent shall make a cash payment to the Sellers in the amount of the funds withheld for such claim, less any portion thereof paid to Buyer as a result of such claim; and upon final resolution of the final such claim, all funds remaining in the Escrow Amount (after any required payment to Buyer on account of such claim) shall be paid to the Sellers.

Section 1.4.                      Income Tax Allocation and Reporting.

(a)           The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Amount shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Sellers, whether or not such income was disbursed during such calendar year.

(b)           Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request.   The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Amount.

(c)           To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Amount, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Amount.  The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Amount and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5.                      Termination.  Upon the disbursement of all of the Escrow Amount, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1.                      Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.                      Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent.  The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3.                      Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.  Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement.

Section 2.4.                      Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.                      No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.                      Indemnification.  The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2.                      Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE

DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.                      Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination.  Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Amount and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.                      Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, fifty percent (50%) of which compensation shall be paid by Buyer and fifty percent (50%) of which compensation shall be paid by the Sellers. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such reasonable extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.  If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.   The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Amount with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Amount.

Section 3.5.                      Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Amount until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Amount, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Amount, in which event the Escrow Agent shall be authorized to disburse the Escrow Amount in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Amount and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.                      Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.                      Attachment of Escrow Amount; Compliance with Legal Orders.  In the event that any Escrow Amount shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Amount, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8                      Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God;

earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4

MISCELLANEOUS

Section 4.1.                      Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.                      Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Amount escheat by operation of law.

Section 4.3.                      Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid.  If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail.  If notice is given to a Party, it shall be given at the address for such party set forth below.  It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Sellers:
JIMMIE D. LEE, President/CEO
1405 Sun Valley
San Angelo, TX  76904
E-mail: jim_lee@palmertank.net
Phone:  432.638.9471

JAMES W. VARNER, Secretary
1113 Golf Course Rd.
Andrews, TX  79714
E-mail:  palmerjv@suddenlink.net
Phone:  432.638.9472

STEVE O’BRATE
Po Box 1195
Garden City, KS  67846
E-mail:  sotank@pmtank.com
Phone:  620.275.7461

with a copy to:	STEVEN B. BARRON, Attorney at Law Todd, Barron, Thomason & Hudman, P.C. 3800 E. 42nd Street, Suite 409 Odessa, TX 79762 E-mail: sbarron@toddlawfirm.com Phone: 432.363.2102
If to Buyer:	Synalloy Corporation 3900 Westerre Parkway Suite 300 Richmond, Virginia 23233 Attention: Craig C. Bram CEO and President CBram@Synalloy.com
with a copy to:	LeClairRyan, A Professional Corporation 951 East Byrd Street Eighth Floor Richmond, Virginia 23219 Attention: Grant S. Grayson, Esquire Facsimile: (804) 916-7261 Email: grant.grayson@leclairryan.com

If to the Escrow Agent:

Wells Fargo Bank, National Association

750 N.St. Paul Place, Suite 1750

Dallas, Texas 75201

Attention: Amy C. Perkins; Corporate, Municipal and Escrow Solutions

Telephone: (214) 756-7411

Facsimile:   (214) 756-7401

Email: amy.c.perkins@wellsfargo.com

Section 4.4.                      Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5.                      Entire Agreement.  This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Amount.

Section 4.6.                      Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.                      Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.                      Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.                      Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

SELLERS: ______________________________ Jimmie Dean Lee	BUYER: SYNALLOY CORPORATION _____________________________ Craig C. Bram, President & Chief Executive Officer
______________________________ James Varner

______________________________ Steven O’Brate

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:           _________________________

Name:_________________________

Title:           _________________________

S-1

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

              ______________________________

Authorized Representative                                                                   Authorized Representative

Sellers                                                                   Buyer

Date                                                                   Date

EXHIBIT B-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Sellers and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of the Sellers.
Name / Title	Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

_______________________________ Name _______________________________ Title	_____________________________ Signature

EXHIBIT B-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of Buyer.
Name / Title	Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

_______________________________ Name _______________________________ Title	_____________________________ Signature

EXHIBIT C

FEES OF ESCROW AGENT

Schedule 1

Wire Instructions

Sellers

[insert wire instructions of Sellers]

Buyer

[insert wire instructions of Buyer]

EXHIBIT A-2

to one certain

Stock Purchase Agreement

by and among

JIMMIE DEAN LEE, JAMES VARNER, STEVEN C. O’BRATE and SYNALLOY CORPORATION

Controller Retention Escrow Agreement

CONTROLLER RETENTION ESCROW AGREEMENT

This Controller Retention Escrow Agreement (the “Escrow Agreement”), dated this ___ day of August, 2012 (the “Effective Date”), is entered into by and among Dieles Van Veen (the “Controller”), Synalloy Corporation, a Delaware corporation (the “Buyer,” and together with the Controller, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (“Escrow Agent”).

RECITALS

A.           Lee-Var, Inc. (the “Company”), a Texas corporation and the wholly-owned subsidiary of the Buyer, and the Controller have entered into that certain Employment Agreement, dated August __, 2012 (the “Employment Agreement”), whereby the Company has agreed to employ the Employee and the Employee has agreed to serve as the Controller of the Company.

B.           In connection with the acquisition of all of the shares of capital stock of the Company and as further consideration for the Controller to enter into the Employment Agreement, subject to the Controller meeting certain conditions in accordance with the terms of the Employment Agreement, the Buyer has agreed to pay the Controller certain funds (the “Controller Retention Escrow Amount”).

C.           In order to secure the Controller Retention Escrow Amount, the Parties have agreed to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

D.           The Parties acknowledge and agree that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Employment Agreement, that all references in this Escrow Agreement to the Employment Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

E.           Schedule 1 to this Escrow Agreement sets forth the wire transfer instructions of the Parties.

F.           Terms used in this Escrow Agreement shall have the same meaning as they have in the Employment Agreement unless the context provides otherwise.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1.                      Receipt of Escrow Amount. Upon execution hereof, Buyer shall deliver to the Escrow Agent the amount of Three Hundred Thousand and 00/100 Dollars ($300,000) (the “Escrow Amount”) in immediately available funds.

Section 1.2.                      Investments.

(a)           The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Amount and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by the Parties. Any investment earnings and income on the Escrow Amount shall become part of the Escrow Amount, and shall be disbursed in accordance with Section 1.3 or Section 1.5 of this Escrow Agreement.

(b)           The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3.                      Disbursements.

(a)           Release of Escrow Amount.                                                      The Escrow Agent shall disburse the Escrow Amount upon receipt of, and in accordance with, the joint written instructions of the Parties, which instructions shall be based solely by Section 5 of the Employment Agreement.

(b)           Dispute.  In the event that the Parties are unable to agree upon their respective rights and resolve any dispute within thirty (30) calendar days of the demand by one Party for joint written instructions to be executed and delivered in accordance with Section 1.3(a), the dispute may at any time thereafter be submitted by either Party to the exclusive jurisdiction of the federal courts of the United States of America for the Western District of Texas or the Eastern District of Virginia, or the state courts of the State of Texas or the Commonwealth of Virginia and the Parties agree not to commence any suit, action or proceeding relating thereto except in such courts.  Each of the Parties agrees to waive the right to a trial by jury in any action or proceeding based upon, or related to, this Agreement.  All costs of the suit, action or proceeding (including the reasonable legal expenses of all parties thereto) shall be borne by the Parties in the amounts determined by the court, which shall base such determination upon the relative merits of the respective positions of the Parties in such dispute.  Following the final resolution of such dispute by the court (and expiration of appeal periods, if any), Buyer (or the Controller, if Buyer fails to do so after ten days written notice by the Controller) shall submit a copy of the court’s award or decision to the Escrow Agent, which shall be entitled to rely upon such copy and shall promptly make a cash payment to the Controller or the Buyer in accordance with the terms thereof.

Section 1.4.                      Income Tax Allocation and Reporting.

(a)           The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Amount shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Controller, whether or not such income was disbursed during such calendar year.

(b)           Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request.   The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Amount.

(c)           To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Amount, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Amount.  The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Amount and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5.                      Termination.  Upon the disbursement of all of the Escrow Amount, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1.                      Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.                      Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent.  The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3.                      Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.  Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement.

Section 2.4.                      Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.                      No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.                      Indemnification.  The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2.                      Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.                      Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination.  Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Amount and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.                      Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, fifty percent (50%) of which compensation shall be paid by Buyer and fifty percent (50%) of which compensation shall be paid by the Controller. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such reasonable extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.  If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.   The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Amount with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Amount.

Section 3.5.                      Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Amount until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Amount, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Amount, in which event the Escrow Agent shall be authorized to disburse the Escrow Amount in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Amount and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.                      Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.                      Attachment of Escrow Amount; Compliance with Legal Orders.  In the event that any Escrow Amount shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Amount, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8                      Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4

MISCELLANEOUS

Section 4.1.                      Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.                      Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Amount escheat by operation of law.

Section 4.3.                      Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid.  If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail.  If notice is given to a Party, it shall be given at the address for such party set forth below.  It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Controller:	DIELES VAN VEEN ______________________ ______________________ E-mail: ________________ Phone: ________________
with a copy to:	STEVEN B. BARRON, Attorney at Law Todd, Barron, Thomason & Hudman, P.C. 3800 E. 42nd Street, Suite 409 Odessa, TX 79762 E-mail: sbarron@toddlawfirm.com Phone: 432.363.2102
If to Buyer:	Synalloy Corporation 3900 Westerre Parkway Suite 300 Richmond, Virginia 23233 Attention: Craig C. Bram CEO and President CBram@Synalloy.com
with a copy to:	LeClairRyan, A Professional Corporation 951 East Byrd Street Eighth Floor Richmond, Virginia 23219 Attention: Grant S. Grayson, Esquire Facsimile: (804) 916-7261 Email: grant.grayson@leclairryan.com

If to the Escrow Agent:

Wells Fargo Bank, National Association

750 N.St. Paul Place, Suite 1750

Dallas, Texas 75201

Attention: Amy C. Perkins; Corporate, Municipal and Escrow Solutions

Telephone: (214) 756-7411

Facsimile:   (214) 756-7401

Email: amy.c.perkins@wellsfargo.com

Section 4.4.                      Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5.                      Entire Agreement.  This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Amount.

Section 4.6.                      Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.                      Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.                      Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.                      Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

CONTROLLER: ______________________________ Dieles Van Veen	BUYER: SYNALLOY CORPORATION _____________________________ Craig C. Bram, President & Chief Executive Officer

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:           _________________________

Name:_________________________

Title:           _________________________

S-1

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

              ______________________________

Controller                                                                   Authorized Representative

Buyer

Date                                                                   Date

EXHIBIT B-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Controller and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of the Controller.
Name / Title	Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

_______________________________ Name _______________________________ Title	_____________________________ Signature

EXHIBIT B-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of Buyer.
Name / Title	Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

_______________________________ Name _______________________________ Title	_____________________________ Signature

EXHIBIT C

FEES OF ESCROW AGENT

Schedule 1

Wire Instructions

Controller

[insert wire instructions of Controller]

Buyer

[insert wire instructions of Buyer]

EXHIBIT A-3

to one certain

Stock Purchase Agreement

by and among

JIMMIE DEAN LEE, JAMES VARNER, STEVEN C. O’BRATE and SYNALLOY CORPORATION

Capital Expenditure Escrow Agreement

CAPITAL EXPENDITURE ESCROW AGREEMENT

This Capital Expenditure Escrow Agreement (the “Escrow Agreement”), dated this ___ day of August, 2012 (the “Effective Date”), is entered into by and among Jimmie Dean Lee, James Varner and Steven C. O’Brate (the “Sellers”), Synalloy Corporation, a Delaware corporation (the “Buyer,” and together with the Sellers, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (“Escrow Agent”).

RECITALS

A.           The Parties have entered into that certain Stock Purchase Agreement, dated August __, 2012 (the “Stock Purchase Agreement”), whereby the Sellers are selling, and the Buyer is buying, all of the issue and outstanding shares of capital stock of Lee-Var, Inc., A Texas corporation (the “Company”).

B.           In order to secure funds required for certain necessary short term capital expenditures at the Company’s Orange, Texas location, the Parties have agreed to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

C.           The Parties acknowledge and agree that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Stock Purchase Agreement, that all references in this Escrow Agreement to the Stock Purchase Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

D.           Schedule 1 to this Escrow Agreement sets forth the wire transfer instructions of the Parties.

E.           Terms used in this Escrow Agreement shall have the same meaning as they have in the Stock Purchase Agreement unless the context provides otherwise.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1

ESCROW DEPOSIT

Section 1.1.                      Receipt of Escrow Amount. Upon execution hereof, Buyer shall deliver to the Escrow Agent the amount of Three Hundred Seventy-Five Thousand and 00/100 Dollars ($375,000) (the “Escrow Amount”) in immediately available funds.

Section 1.2.                      Investments.

(a)           The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Amount and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by the Parties. Any investment earnings and income on the Escrow Amount shall become part of the Escrow Amount, and shall be disbursed in accordance with Section 1.3 or Section 1.5 of this Escrow Agreement.

(b)           The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3.                      Disbursements.

(a)           Reimbursement to Buyer.

Upon the delivery of a request for reimbursement (a “Reimbursement Request”) to the Escrow Agent from the Buyer (with a copy of such Reimbursement Request to also be delivered to the Sellers) for amounts spent by the Buyer for the installation of new stack, concrete pads and retaining walls at the Company’s Orange, Texas location, which notice shall include a copy of all invoices for such construction work, the Escrow Agent shall promptly pay such amount to Buyer from the Escrow Amount.  All such installation and construction work shall be contracted for and completed in the sole and absolute discretion of the Buyer and shall require no further agreement or consent from the Sellers.  The Escrow Agent shall be entitled to rely conclusively upon any Reimbursement Request and the Reimbursement Estimate (defined below) for the making of all payments hereunder.

(b)           Payment to Seller.  On or prior to December 31, 2012, the Buyer shall deliver to the Escrow Agent a good faith estimate of all planned work for the installation of new stack, concrete pads and retaining walls at the Company’s Orange, Texas location after December 31, 2012, which estimate shall include written estimates, bids or proposals from third-party materialmen and workmen (a “Reimbursement Estimate”) (with a copy of such Reimbursement Estimate to also be delivered to the Sellers).  The Escrow Agent shall pay to the Sellers within three (3) business days after December 31, 2012, all funds remaining in the Escrow Amount less all amounts described on previously submitted Reimbursement Requests that have not yet been paid and all amounts described in the Reimbursement Estimate.

(c)           Dispute.  In the event that the Parties are unable to agree upon their respective rights and resolve any dispute within thirty (30) calendar days of the delivery of notice of such a dispute by one Party to the other Party, the dispute may at any time thereafter be submitted by either Party to the exclusive jurisdiction of the federal courts of the United States of America for the Western District of Texas or the Eastern District of Virginia, or the state courts of the State of Texas or the Commonwealth of Virginia and the Parties agree not to commence any suit, action or proceeding relating thereto except in such courts.  Each of the Parties agrees to waive the right to a trial by jury in any action or proceeding based upon, or related to, this Agreement.  All costs of the suit, action or proceeding (including the reasonable legal expenses of all parties thereto) shall be borne by the Parties in the amounts determined by the court, which shall base such determination upon the relative merits of the respective positions of the Parties in such dispute.  Following the final resolution of such dispute by the court (and expiration of appeal periods, if any), Buyer (or the Sellers, if Buyer fails to do so after ten days written notice by the Sellers) shall submit a copy of the court’s award or decision to the Escrow Agent, which shall be entitled to rely upon such copy and shall promptly take any and all such actions in accordance with the terms thereof.

Section 1.4.                      Income Tax Allocation and Reporting.

(a)           The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Amount shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Sellers, whether or not such income was disbursed during such calendar year.

(b)           Prior to closing, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request.   The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Amount.

(c)           To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Amount, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Amount.  The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Amount and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 1.4(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5.                      Termination.  Upon the disbursement of all of the Escrow Amount, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2

DUTIES OF THE ESCROW AGENT

Section 2.1.                      Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstances will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.                      Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent.  The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3.                      Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.  Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit B-1 and Exhibit B-2 to this Escrow Agreement.

Section 2.4.                      Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.                      No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.                      Indemnification.  The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2.                      Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 3.3.                      Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination.  Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Amount and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.                      Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, fifty percent (50%) of which compensation shall be paid by Buyer and fifty percent (50%) of which compensation shall be paid by the Sellers. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such reasonable extraordinary services and reimbursed for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.  If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.   The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Amount with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Amount.

Section 3.5.                      Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Amount until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Amount, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Amount, in which event the Escrow Agent shall be authorized to disburse the Escrow Amount in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Amount and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action.  The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.                      Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.                      Attachment of Escrow Amount; Compliance with Legal Orders.  In the event that any Escrow Amount shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Amount, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8                      Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4

MISCELLANEOUS

Section 4.1.                      Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.                      Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow

Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Amount escheat by operation of law.

Section 4.3.                      Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid.  If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail.  If notice is given to a Party, it shall be given at the address for such party set forth below.  It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to Sellers:
JIMMIE D. LEE, President/CEO
1405 Sun Valley
San Angelo, TX  76904
E-mail: jim_lee@palmertank.net
Phone:  432.638.9471

JAMES W. VARNER, Secretary
1113 Golf Course Rd.
Andrews, TX  79714
E-mail:  palmerjv@suddenlink.net
Phone:  432.638.9472

STEVE O’BRATE
Po Box 1195
Garden City, KS  67846
E-mail:  sotank@pmtank.com
Phone:  620.275.7461

with a copy to:	STEVEN B. BARRON, Attorney at Law Todd, Barron, Thomason & Hudman, P.C. 3800 E. 42nd Street, Suite 409 Odessa, TX 79762 E-mail: sbarron@toddlawfirm.com Phone: 432.363.2102
If to Buyer:	Synalloy Corporation 3900 Westerre Parkway Suite 300 Richmond, Virginia 23233 Attention: Craig C. Bram CEO and President CBram@Synalloy.com
with a copy to:	LeClairRyan, A Professional Corporation 951 East Byrd Street Eighth Floor Richmond, Virginia 23219 Attention: Grant S. Grayson, Esquire Facsimile: (804) 916-7261 Email: grant.grayson@leclairryan.com

If to the Escrow Agent:

Wells Fargo Bank, National Association

750 N.St. Paul Place, Suite 1750

Dallas, Texas 75201

Attention: Amy C. Perkins; Corporate, Municipal and Escrow Solutions

Telephone: (214) 756-7411

Facsimile:   (214) 756-7401

Email: amy.c.perkins@wellsfargo.com

Section 4.4.                      Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.5.                      Entire Agreement.  This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Amount.

Section 4.6.                      Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.                      Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.                      Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.                      Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

SELLERS: ______________________________ Jimmie Dean Lee	BUYER: SYNALLOY CORPORATION _____________________________ Craig C. Bram, President & Chief Executive Officer
______________________________ James Varner

______________________________ Steven O’Brate

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:           _________________________

Name:_________________________

Title:           _________________________

S-1

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

              ______________________________

Authorized Representative                                                                   Authorized Representative

Sellers                                                                   Buyer

Date                                                                   Date

EXHIBIT B-1

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Sellers and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of the Sellers.
Name / Title	Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

_______________________________ Name _______________________________ Title	_____________________________ Signature

EXHIBIT B-2

Certificate as to Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Buyer and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of Buyer.
Name / Title	Specimen Signature
______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

______________________________ Name ______________________________ Title	_____________________________ Signature

_______________________________ Name _______________________________ Title	_____________________________ Signature

EXHIBIT C

FEES OF ESCROW AGENT

8175638-3

Schedule 1

Wire Instructions

Sellers

[insert wire instructions of Sellers]

Buyer

[insert wire instructions of Buyer]

EXHIBIT B

to one certain

Stock Purchase Agreement

by and among

JIMMIE DEAN LEE, JAMES VARNER, STEVEN C. O’BRATE and SYNALLOY CORPORATION

Employment Agreement (Jimmie Dean Lee)

1. EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective August __, 2012 by and between Lee-Var, Inc., a Texas corporation doing business as Palmer of Texas (the “Corporation”), and Jimmie Dean Lee, a resident of San Angelo, Texas (the “Employee”).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Employee in all respects and is intended to constitute binding and material consideration received by the Employee for entering into this Agreement, the Corporation and the Employee hereby agree as follows:

1. Termination of Prior Agreements.  Any employment agreement between the Corporation and the Employee in effect as of the date hereof, if any, shall hereby terminate effective August __, 2012, and this Agreement then and thereafter shall be the sole employment agreement between the Corporation and the Employee.
2. Employment. The Corporation agrees to employ the Employee and the Employee agrees to serve as the President of the Corporation, and in such other capacities as the President (the “Metals President”) of the Metals Division of Synalloy Corporation, a Delaware corporation and the sole shareholder of the Corporation (“Synalloy”), may designate from time to time, for a fixed period of three years beginning August __, 2012, or until the Corporation determines in good faith and in its sole discretion that the Employee’s services are no longer satisfactory.  During this three-year term of his employment, the Employee shall devote his full time, attention, skill and efforts to the performance of his duties for the Corporation.

3. Compensation.  The Corporation shall pay the Employee during the term of his employment hereunder a base salary of One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00) per year (the “Base Salary”). The Base Salary shall be payable on the regularly scheduled pay periods of the Corporation consistent with the Corporation’s standard practices.
4. Bonus Program.  In addition to the Base Salary provided for in Paragraph 3 above, for each fiscal year during which the Employee serves as President of the Corporation and provided the Employee is in the employ of the Corporation on the last day of each such fiscal year, the Employee shall be entitled to participate in:
(a) a cash incentive program (the “Cash Incentive”) which shall consist of a cash bonus pool equal to a percentage of the Corporation’s NIBT (defined below). The Employee, as President of the Corporation, will determine the allocation of the Cash Incentive among the Employee and the Corporation’s remaining management team at the Employee’s reasonable discretion, subject to approval by the Metals President and the Chief Executive Officer of Synalloy.  Each year, Synalloy will set a target NIBT range (the “Target”) for the Corporation. The total Cash Incentive pool for all participants will be equal to 2.5%, 5.0% or 7.5% of the Target if actual NIBT is below, within, or above the Target, respectively.
(b) stock options in Synalloy under Synalloy’s 2011 Long-Term Incentive Stock Option Plan (the “Stock Option Plan”).  Each year, the Employee, as President of the Corporation, will receive stock option grants equal to 0%, 20%, or 30% of his Base Salary if actual NIBT is below, within, or above the Target, respectively.  The foregoing percentage formula will be based on the fair market value of the Corporation’s stock, as more fully described in the Stock Option Plan. The exercise price of the options shall be as provided for in the Stock Option Plan.

As used in this Agreement, the term NIBT shall mean the consolidated net income before income taxes with respect to the Corporation as generally reflected in Synalloy’s financial statements.  It is intended that NIBT is defined as before the cash incentives and stock options payable to the Corporation’s managers participating in the Cash Incentive and the Stock Option Plan, and before income and expenses not resulting from normal operations, including but not limited to, gains and losses from the sale or other disposition of capital assets and environmental expenses related to preexisting conditions not resulting from recent operations.  The Metals President and the Chief Executive Officer of Synalloy shall have sole discretion to determine which other items of income and expense are included in and/or excluded from NIBT and their determination shall be final, binding and conclusive upon the parties hereto.

5. Stock Options.  The Employ is hereby granted the option (the “Option”) to purchase 75,000 shares of the common stock of Synalloy, at an exercise price of $________  per share (such price being equal to the equal to the average of the high and low share price for the most recent complete trading session ended immediately preceding the public announcement (via a Form 8-K filing) of the execution of the Stock Purchase Agreement by and among the Employee, James Varner, Steven C. O’Brate, and Synalloy pursuant to which Synalloy is acquiring all of the shares of capital stock of the Corporation (the “Grant Date”)).  The Option is being granted pursuant to the terms of the Stock Option Plan. The grant of the Option is made in consideration of the services to be rendered by the Employee to the Corporation and is subject to the terms and conditions of the Stock Option Plan. Capitalized terms used but not defined herein will have the meaning ascribed to them in the Stock Option Plan.  Twenty percent (20%) of the Option will become vested and exercisable on each August ___, beginning on August

 ___, 2013, until the Option is 100% vested. Except as otherwise provided in this Agreement, the unvested portion of the Option will not be exercisable on or after the Employee’s termination of employment, Disability (defined below), or death. The Option will expire on the August ___, 2022 (the “Expiration Date”), or as earlier as provided in this Agreement or the Stock Option Plan. If the Employee is terminated for any reason other than cause, Disability or death, the Employee may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date three months following the termination of the Employee’s Employment, or (b) the Expiration Date. If the Employee is terminated for cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable. If the Employee is terminated as a result of the Employee’s Disability, the Employee may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (a) the date 12 months following the termination of employment due to the Disability, or (b) the Expiration Date. If the Employee dies, the vested portion of the Option may be exercised by the Employee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by the person designated to exercise the Option upon the Employee’s death, but only within the time period ending on the earlier of: (a) the date 12 months following the date of death, or (b) the Expiration Date. To exercise the Option, the Employee (or in the case of exercise after the Employee‘s death or incapacity, the Employee‘s executor, administrator, heir or legatee, as the case may be) must deliver to the Company a notice of intent to exercise in the manner designated by the Stock Option Plan.  The Option is not transferable by the Employee other than to a designated beneficiary upon the Participant’s death or by will or the laws of descent and distribution, and is exercisable during the Employee’s lifetime only by him. No assignment or transfer of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will terminate and become of no further effect.

6. Other Benefits.  The Employee shall be eligible to participate in all employee benefit plans in accordance with the terms of such plans.
7.  Disability.  If because of illness, physical or mental disability, or other incapacity, certified by a physician acceptable to the Corporation, the Employee shall fail to render the services provided for by this Agreement, or if the Employee contracts an illness or injury, certified by a physician acceptable to the Corporation, which will permanently prevent the performance by him of the services provided for by this Agreement (collectively, a “Disability”), then the Base Salary provided for in Paragraph 2 hereof shall continue until the earlier of August __, 2015, or the date which is three (3) months following the date of Disability, and all other obligations of the Corporation under this Agreement shall immediately cease and terminate as of the date of the Disability.
8. Death.  If the Employee dies during the term of this Agreement, then the Base Salary provided for in Paragraph 2 hereof shall continue until the earlier of August __, 2015, or the date which is six (6) months following the date of death, which shall be paid to the Employee’s estate, and all other obligations of the Corporation under this Agreement shall immediately cease and terminate as of the date of death.

9. Termination for Cause.  Nothing in this Agreement shall be construed to prevent the Corporation from terminating the Employee’s employment hereunder at any time for cause.  Committing a felony or other crime of moral turpitude, insubordination, or having substantial and excessive absences from work shall constitute cause for termination.  Termination for cause pursuant to this Paragraph 9 shall not constitute a breach of this Agreement by the Corporation, and shall release the Corporation from all of its obligations pursuant to this Agreement other than the obligation to pay any accrued but unpaid portion of the Employee’s salary.
10. Covenant Not to Compete.  The Employee agrees during the term of employment and for a period of two (2) years after his employment terminates for any reason, the Employee will not, directly or indirectly (such as through a separate entity) without the prior written approval of the Chief Executive Officer of Synalloy, become an officer, employee, consultant, agent, partner, director, shareholder or owner of beneficial interests in or of any business enterprise which competes with the Corporation and its subsidiaries/affiliates, in any area which is within three hundred (300) miles of the official city/town border of each of the following:  (i) Andrews, Texas; (ii) Orange, Texas; (iii) Bristol, Virginia; and (iv) Crossett, Arkansas, collectively (the “Territory”), for customers, orders, supply sources, or contracts in the Corporation’s business of manufacturing and/or selling liquid storage solutions, separation equipment and pressure vessels for the municipal water, wastewater, waste treatment, power, energy, pulp and paper, petroleum, chemical, food, pharmaceuticals, metals, mining, plating, bio-fuels, micro-electronics, automotive, agri-business, and pollution control industries.

The provisions of this Paragraph 10 shall survive any termination of this Agreement and shall be binding on the Employee notwithstanding any termination of cessation of his employment with the Corporation (including any termination pursuant to Paragraph 10 above).

Further, passive ownership (not to exceed 5% of the total outstanding stock) of any publicly traded company will not in itself violate the provisions of this Paragraph 10.  The Employee acknowledges that the Corporation and its affiliates are leaders in the liquid storage solutions, separation equipment and pressure vessels manufacturing and sales businesses, they have substantial customer relationships throughout the Territory, and therefore the geographic scope and duration of the Employee’s non-competition obligation is fair and reasonable.

The Employee further agrees that at no time during his employment or thereafter will he divulge, communicate or use to the detriment of the Corporation, Synalloy, and their subsidiaries and affiliates any of the Corporation’s or Synalloy’s confidential information, data, trade secrets, sale methods, customer lists, supply sources, or other proprietary information.

11.  Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

12.  Arbitration.  Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be resolved exclusively by arbitration in the City of Andrews, State of Texas, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

           13.  Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail or overnight mail by a recognized national carrier, to his residence in the case of the Employee, or to its Executive Offices in the case of the Corporation.

14. Benefit.  This Agreement, in accordance with its terms and conditions, shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Corporation’s assets and business, or with or into which the Corporation may be consolidated or merged, and the Employee, his heirs, executors, administrators, and legal representatives, provided that the obligations of the Employee hereunder may not be delegated.  The Employee agrees, however, that any such sale or merger shall not be deemed a termination hereunder provided that the Employee’s operational duties are not substantially reduced as a result thereof.

           15. Choice of Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

           16. Entire Agreement.  This instrument contains the entire agreement of the parties hereto.  It may not be changed orally, but only by an agreement in writing.

[Signatures Appear on the Following Page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year below written.

WITNESSES	LEE-VAR, INC.

As to Lee-Var, Inc.	By Its:	[_______________] Chairman Dated_________________

EMPLOYEE

______________________ As to Employee		Jimmie Dean Lee Dated__________________

8175638-3

EXHIBIT C

to one certain

Stock Purchase Agreement

by and among

JIMMIE DEAN LEE, JAMES VARNER, STEVEN C. O’BRATE and SYNALLOY CORPORATION

Employment Agreement (Controller)

2. EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective August __, 2012 (the “Effective Date”) by and between Lee-Var, Inc., a Texas corporation doing business as Palmer of Texas (the "Corporation"), and Dieles Van Veen, a resident of _______, Texas (the "Employee").

RECITALS:

WHEREAS, the Corporation and the Employee previously executed and delivered an Employment Agreement dated June 1, 2010, under which the Employee was employed by the Corporation for a term ending on June 30, 2013, unless terminated as provided therein (the “Prior Agreement”); and

WHEREAS, the Corporation and the Employee desire to terminate the Prior Agreement effective August ___, 2012, and effectuate this Agreement as of August ___, 2012.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Employee in all respects and is intended to constitute binding and material consideration received by the Employee for entering into this Agreement, the Corporation and the Employee hereby agree as follows:

11. Termination of Prior Agreement.  Upon the execution of this Agreement, the Corporation shall immediately pay the Employee One Hundred Fifty Thousand Dollars ($150,000) in consideration of the Employee agreeing to terminate the Prior Agreement and enter into this Agreement.  Accordingly, the Prior Agreement shall hereby terminate effective August ___, 2012, and this Agreement then and thereafter shall be the sole employment agreement between the Corporation and the Employee.
12. Employment. The Corporation agrees to employ the Employee and the Employee agrees to serve as the Controller of the Corporation, and in such other capacities as the President of the Corporation, or the President of the Metals Division of Synalloy Corporation, a Delaware corporation and the sole shareholder of the Corporation (“Synalloy”), may designate from time to time, for a fixed period of one year beginning August ___, 2012, or until the Corporation determines in good faith and in its sole discretion that Employee’s services are no longer satisfactory.  During this one-year term of his employment, the Employee shall devote his full time, attention, skill and efforts to the performance of his duties for the Corporation.
13. Compensation.  The Corporation shall pay the Employee during the term of his employment hereunder a base salary of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) per year (the “Base Salary”). The Base Salary shall be payable on the regularly scheduled pay periods of the Corporation consistent with the Corporation’s standard practices.
14. Bonus Program.  In addition to the Base Salary provided for in Paragraph 3 above, at the sole and absolute discretion of the President of the Corporation and the President of the Metals Division of Synalloy, the Employee may be eligible to participate in the Corporation's and/or Synalloy’s management bonus program.

15. Controller Retention.  In connection with the acquisition of all of the shares of capital stock of the Corporation and as further consideration for the Employee to enter into this Agreement, Synalloy has delivered to Wells Fargo Bank, National Association (the “Escrow Agent”) Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Controller Retention Escrow Amount”).  In the event the Employee remains an Employee of the Corporation through the term of this Agreement, the entire Controller Retention Escrow Amount shall be paid to the Employee by the release of funds from the account established pursuant to the agreement by and among Synalloy, the Employee and the Escrow Agent (the “Escrow Agreement”) by the Escrow Agent, in accordance with the terms of the Escrow Agreement, and shall not be disbursed to the Corporation or Synalloy under any circumstances.  In the event the Employee terminates his employment with the Corporation prior to the end of the term of this Agreement through resignation, or the Corporation terminates the Employee for cause prior to such date, the entire Controller Retention Escrow Amount shall be paid to Synalloy by the Escrow Agent, in accordance with the terms of the Escrow Agreement, and shall not be disbursed to the Employee under any circumstances.  In the event of the employee’s Disability (as defined in Paragraph 7 below) or death, the Controller Retention Escrow Amount shall be paid to the Employee, the Employee’s receiver or the Employee’s estate, as the case may be, on a pro rata basis (such pro rata percentage being calculated based upon the number of days the Employee was able to render services to the Corporation beginning on the Effective Date until the date of Disability or death divided by 365 days) and the remaining amount shall be paid to Synalloy.
16. Other Benefits.  The Employee shall be eligible to participate in all employee benefit plans in accordance with the terms of such plans.

17.  Disability.  If because of illness, physical or mental disability, or other incapacity, certified by a physician acceptable to the Corporation, the Employee shall fail to render the services provided for by this Agreement, or if the Employee contracts an illness or injury, certified by a physician acceptable to the Corporation, which will permanently prevent the performance by him of the services provided for by this Agreement (collectively, a “Disability”), then all obligations of the Corporation under this Agreement shall immediately cease and terminate as of the date of the Disability other than (i) the obligation to pay any accrued but unpaid portion of the Base Salary, which shall be paid to the Employee or Employee’s receiver, and (ii) the obligation to pay the pro rata portion of the Controller Retention Escrow Amount in accordance with Paragraph 5 above.
18. Death.  If the Employee dies during the term of this Agreement, then all obligations of the Corporation under this Agreement shall immediately cease and terminate as of the date of death other than (i) the obligation to pay any accrued but unpaid portion of the Base Salary, which shall be paid to the Employee’s estate, and (ii) the obligation to pay the pro rata portion of the Controller Retention Escrow Amount in accordance with Paragraph 5 above.
19. Termination for Cause.  Nothing in this Agreement shall be construed to prevent the Corporation from terminating the Employee's employment hereunder at any time for cause.  Fraud, dishonesty, gross negligence, willful misconduct, misappropriation, embezzlement, material violation of any code of conduct adopted by the Board of Directors of Synalloy (the “Board”), excessive absences from work, entry of any order by the Securities and Exchange Commission pursuant to Section 21C of the Securities Exchange Act of 1934 or Section 8A of the Securities Act of 1933 prohibiting the Employee from serving as an officer or director of an issuer that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is required to file reports pursuant to Section 15(d) of that Act, or the like, or any act or omission reasonably deemed by the Board to have been disloyal to the Corporation shall constitute cause for termination.  Termination for cause pursuant to this Paragraph 10 shall not constitute a breach of this Agreement by the Corporation, and shall release the Corporation from all of its obligations pursuant to this Agreement other than the obligation to pay any accrued but unpaid portion of the Employee’s salary.

20. Covenant Not to Compete.  The Employee agrees during the term of employment and for a period of one (1) year after his employment terminates for any reason, the Employee will not, directly or indirectly (such as through a separate entity) without the prior written approval of the Chief Executive Officer of Synalloy, become an officer, employee, consultant, agent, partner, director, shareholder or owner of beneficial interests in or of any business enterprise which competes with the Corporation and its subsidiaries/affiliates, in any area which is within three hundred (300) miles of the official city/town border of each of the following:  (i) Andrews, Texas; (ii) Orange, Texas; (iii) Bristol, Virginia; and (iv) Crossett, Arkansas, collectively (the “Territory”), for customers, orders, supply sources, or contracts in the Corporation’s business of manufacturing and/or selling liquid storage solutions, separation equipment and pressure vessels for the municipal water, wastewater, waste treatment, power, energy, pulp and paper, petroleum, chemical, food, pharmaceuticals, metals, mining, plating, bio-fuels, micro-electronics, automotive, agri-business, and pollution control industries.
The provisions of this Paragraph 10 shall survive any termination of this Agreement and shall be binding on the Employee notwithstanding any termination of cessation of his employment with the Corporation (including any termination pursuant to Paragraph 10 above).

Further, passive ownership (not to exceed 5% of the total outstanding stock) of any publicly traded company will not in itself violate the provisions of this Paragraph 10.  The Employee acknowledges that the Corporation and its affiliates are leaders in the liquid storage solutions, separation equipment and pressure vessels manufacturing and sales businesses, they have substantial customer relationships throughout the Territory, and therefore the geographic scope and duration of the Employee’s non-competition obligation is fair and reasonable.

The Employee further agrees that at no time during his employment or thereafter will he divulge, communicate or use to the detriment of the Corporation, Synalloy, and their subsidiaries and affiliates any of the Corporation’s or Synalloy’s confidential information, data, trade secrets, sale methods, customer lists, supply sources, or other proprietary information.

11.  Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

12.  Arbitration.  Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be resolved exclusively by arbitration in the City of Andrews, State of Texas, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

           13.  Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail or overnight mail by a recognized national carrier, to his residence in the case of the Employee, or to its Executive Offices in the case of the Corporation.

14. Benefit.  This Agreement, in accordance with its terms and conditions, shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Corporation's assets and business, or with or into which the Corporation may be consolidated or merged, and the Employee, his heirs, executors, administrators, and legal representatives, provided that the obligations of the Employee hereunder may not be delegated.  The Employee agrees, however, that any such sale or merger shall not be deemed a termination hereunder provided that the Employee's operational duties are not substantially reduced as a result thereof.

           15. Choice of Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

           16. Entire Agreement.  This instrument contains the entire agreement of the parties hereto.  It may not be changed orally, but only by an agreement in writing.

[Signatures Appear on the Following Page.]

8175638-3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year below written.

WITNESSES	LEE-VAR, INC.

As to Lee-Var, Inc.	By Its:	Jimmie Dean Lee President Dated_________________

EMPLOYEE

______________________ As to Employee		Dieles Van Veen Dated__________________

8175638-3

EXHIBIT D

to one certain

Stock Purchase Agreement

by and among

JIMMIE DEAN LEE, JAMES VARNER, STEVEN C. O’BRATE and SYNALLOY CORPORATION

Legal Opinion (Counsel to Sellers)

8175638-3

[LETTERHEAD OF SELLER’S COUNSEL]

August __, 2012

Synalloy Corporation

3900 Westerre Parkway

Suite 300

Richmond, Virginia 23233

Ladies and Gentlemen:

We have acted as counsel to [Name of Shareholder] (“Seller”) in connection with the negotiation and consummation of that certain Stock Purchase Agreement, dated August 10, 2012 (the “Stock Purchase Agreement”), by and among Synalloy Corporation, a Delaware corporation (“Buyer”); and Seller, James Varner and Steve C. O’Brate (collectively, “Sellers”), and the related agreements referred to therein.  This opinion is delivered to you in accordance with the requirements of Section 7.02(q) of the Stock Purchase Agreement.  Capitalized terms used but not otherwise defined herein shall have the same meaning as when used in the Stock Purchase Agreement.

For purposes of rendering the opinions contained in this letter, we have examined executed originals, or copies or facsimiles of executed originals, of the following documents, all of which we rely upon (collectively, the “Transaction Documents”):

(i)	Stock Purchase Agreement;
3.

(ii)	Indemnification Escrow Agreement, dated August __, 2012, by and among Buyer, Sellers, and Wells Fargo Bank, National Association (“Wells Fargo”);
4.

(iii)	Capital Expenditure Escrow Agreement, dated August __, 2012, by and among Buyer, Sellers, and Wells Fargo;

(iv)	Controller Retention Escrow Agreement, dated August __, 2012, by and between Buyer and Dieles Van Veen;
5.

(v)	Employment Agreement, dated August __, 2012, by and among Seller and Lee-Var, Inc., a Texas corporation (the “Company”); and
6.

(vi)	Employment Agreement, dated August __, 2012, by and among Dieles Van Veen and the Company.

We also have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the following documents, all of which we rely upon without any further investigation:

a.	Articles of Incorporation of the Company, certified by the Secretary of State of Texas on _______, 2012;

b	A Certificate of Good Standing of the Company, issued by the Secretary of State of Texas on _______, 2012;

c.	Bylaws of the Company, certified as correct and complete by the Secretary of the Company;

d	Certificate of the Secretary of the Company dated as of August, __, 2012, as to the Company’s governing documents and certain other matters (the “Secretary’s Certificate”);

e.
Such other instruments, documents, resolutions, agreements, records and certificates of public officials and officers of the Company as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth below.

In our examination, we have assumed the genuineness of the signatures of all of the parties (other than Seller), the authenticity and the conformity to original documents of all documents submitted to us as copies, and the truthfulness of all statements of fact, representations and warranties contained therein, without investigating the accuracy thereof, and that such documents do not contain any omissions.  As to any facts material to this opinion, we have relied upon certificates of public officials and certificates, oaths and declarations of Seller, and officers, directors and other representatives of the Company, and upon the written representations and warranties of all parties contained in the Transaction Documents, and upon the schedules to the Transaction Documents.  We have conducted no independent investigation of factual matters, nor have we conducted any investigation of the title to or nature or extent of any real or personal property described in the Transaction Documents.  No opinion is expressed herein with respect to the accuracy or sufficiency of the description of any real or personal property in the Transaction Documents.

We have assumed the due authorization, execution and delivery by each of the parties (other than Seller) of each of the Transaction Documents, and that each of the parties (other than Seller) has the legal right and power under all applicable laws and regulations to enter into, execute, deliver and perform their respective obligations under the Transaction Documents. We have assumed that the consent by or authorization of any person or entity not a party to the Transaction Documents which may be required as a condition to the validity and performance thereof, except to the extent of our opinion in paragraph 4, has been obtained and that all of the other conditions and covenants set forth in the Transaction Documents will be satisfied or performed.  We also have assumed that no special facts or circumstances exist, including without limitation fraud and duress, in the transaction giving rise to the execution, acknowledgement, and delivery of the Transaction Documents that would impair the enforceability thereof.  Any opinion or statement preceded, modified or qualified by the phrase “to our knowledge”, “to the best of our knowledge”, or a phrase having a similar meaning, is made or given based only on the conscious awareness of facts or other information of those attorneys in our firm who are representing Buyer in connection with the Transaction Documents and the transactions contemplated thereby, without investigation, analysis, review or inquiry.

Our opinion with respect to the validity, binding effect and enforceability of any document or agreement is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance and equitable subordination, reorganization, moratorium or similar laws affecting creditors’ rights generally and to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law.  Our opinion is further subject to equitable principles including principles governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, at the discretion of the court to which application for such relief is made.

Based on the foregoing and subject to the exceptions, assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.  The Company has the requisite corporate power and authority to own and operate its assets and properties and to carry on its business as, to our knowledge, it is now being conducted.

2.           Each Transaction Document has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.           The instruments of conveyance, transfer and assignment to be delivered by Seller to Buyer are in form legally sufficient to convey to Buyer all right, title and interest of Seller in and to the Seller’s Shares.  Such instruments are in form sufficient for recordation or filing where such is necessary in order to effect such conveyance, transfer and assignment as against third parties.

4.           To our knowledge, the execution, delivery, and performance by Seller of the Transaction Documents does not require any action by or in respect of, any filing with, any notice to, or any consent, authorization or approval of, any governmental body, agency, or official, or any other third party, except for the actions, filings, notices, consents, authorizations, and approvals identified in the Stock Purchase Agreement or that have been taken, made or obtained prior to Closing.

5.           To our knowledge, the execution, delivery, and performance by Seller of the Transaction Documents will not (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or the Company is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, the Articles of Incorporation or Bylaws of the Company or any agreement, contract, lease, license, instrument, or other arrangement known to us to which Seller or the Company is a party or by which either is bound or to which any of the Seller’s Shares are subject, or (c) result in the imposition of any Encumbrance upon any of the assets of Seller or the Company.

6.           To our knowledge, Seller and the Company are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge relating to the Shares, the Company, or the transactions contemplated by the Transaction Documents.

In addition, we advise you that we do not represent Seller or the Company in any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, or overtly threatened in writing against Seller or the Company by a potential claimant, relating to the transactions contemplated by, or the validity or propriety of, the Transaction Documents.

Notwithstanding anything to the contrary set forth in this opinion, this opinion is subject to the following exceptions, reservations, limitations, assumptions and qualifications:

A.           We express no opinion as to and our opinion above is subject to and limited by the enforceability, under certain circumstances, of contractual provisions respecting:  severability; attorneys’ fees, to the extent inconsistent with applicable law; indemnity, to the extent contrary to public policy; cumulations, non-exclusivity, or availability of remedies or the enforcement of contractual provisions to the extent contrary to public policy; provisions that contain a waiver of (i) broadly or vaguely stated rights, (ii) the benefits of statutory, regulatory, or constitutional rights, (iii) applicable defenses (including, without limitation, unknown future defenses), setoffs, abatements, recoupments, or counterclaims, and (iv) rights to damages or notice; provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings; non-waiver of remedies by a failure or delay of exercise; performance requirements, to the extent such requirements are beyond the control of the performer; choice of law provisions, forum selection clauses and consent to jurisdiction clauses (both as to personal jurisdiction and subject matter jurisdiction); waiver of jury trial clauses; restraints on trade; usury laws; and any contractual provisions imposing penalties, forfeitures or an increased rate of interest upon delinquency in payment or the occurrence of a default or with respect to the capitalization of interest.

B.           We express no opinion as to and our opinion above is subject to and limited by the unenforceability of contractual provisions or contracts found by a court to be or have been unconscionable or to constitute violations of public policy or to result in a wholly unintended level of hardship.

C.           Our opinion is subject to and limited by the assumption that Buyer will enforce any rights and remedies it has under the Transaction Documents and all exhibits thereto in good faith and in a commercially reasonable manner.  The enforceability of the Transaction Documents shall be subject to limitations imposed under applicable law on the availability of ex parte remedies and other self-help or non-judicial relief.

D.           We express no opinion, and none should be inferred, as to (i) compliance with or applicability of any local, state or federal environmental, hazardous waste, consumer protection, product safety or registration, patent, trademark, copyright, antitrust, unfair competition or trade practice, antifraud, securities, or tax laws, rules or regulations or bankruptcy, reorganization, moratorium, or other similar laws, rules or regulations relating to creditors’ rights (including, without limitation, fraudulent conveyance and fraudulent transfer laws), or (ii) the existence, creation, enforceability, perfection or priority of any lien, security interest or other encumbrance in or on any real or personal property.

E.           No opinion is expressed as to whether a court would limit the exercise or enforcement of rights or remedies against Seller under the Transaction Documents in the event of any default if it is determined that such default is not material or if such exercise or enforcement is not reasonably necessary for a non-defaulting party’s protection.

F.           This opinion is expressed only with respect to the laws of the State of Texas and applicable federal laws of the United States of America in effect on the date hereof, to the extent that such laws generally apply to transactions of the type contemplated by the Transaction Documents.  We note that the parties to the Transaction Documents have designated the laws of the States of Delaware and Texas as the laws governing certain of the Transaction Documents.  Our opinion in paragraph 2 above as to the legality, validity, binding effect and enforceability of the Transaction Documents is premised upon the result that would obtain if a state court in Texas were to apply the internal laws of the State of Texas (notwithstanding the designation of the laws of the State of Delaware or Texas, as the case may be) to the interpretation and enforcement of the Transaction Documents.  We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

G.           We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.  The opinions expressed in this letter are limited to the matters set forth herein and no other opinions may be inferred beyond the matters expressly stated.

We have not been asked to, and do not, render any opinion with respect to any matters except as expressly set forth above.  This opinion is solely for Buyer’s benefit, to be used solely in connection with the transactions contemplated by the Transaction Documents and may not be used for any other purpose, distributed to or relied upon by any other person, quoted in whole or in part or otherwise reproduced in any other document, in each case without our prior written consent.  The opinions expressed in this letter are rendered as of the date hereof, and we neither express any opinion as to circumstances or events that may occur subsequent to such date nor undertake to advise you of any changes in the opinions expressed herein resulting from matters that might hereafter be brought to our attention.

Very truly yours,

8175638-3

EXHIBIT E

to one certain

Stock Purchase Agreement

by and among

JIMMIE DEAN LEE, JAMES VARNER, STEVEN C. O’BRATE and SYNALLOY CORPORATION

Legal Opinion (Counsel to Buyer)

8175638-3

August __, 2012

Jimmie Dean Lee

1405 Sun Valley

San Angelo, TX  76904

James Varner

1113 Golf Course Rd.

Andrews, TX  79714

Steven C. O’Brate

Po Box 1195

Garden City, KS  67846

Gentlemen:

We have acted as counsel to Synalloy Corporation, a Delaware corporation (“Buyer”), in connection with the negotiation and consummation of that certain Stock Purchase Agreement, dated August 10, 2012 (the “Stock Purchase Agreement”), by and among Buyer; and Jimmie Dean Lee, James Varner and Steve C. O’Brate (individually, a “Seller” and collectively, the “Sellers”), and the related agreements referred to therein.  This opinion is delivered to you in accordance with the requirements of Section 7.02(q) of the Stock Purchase Agreement.  Capitalized terms used but not otherwise defined herein shall have the same meaning as when used in the Stock Purchase Agreement.

For purposes of rendering the opinions contained in this letter, we have examined executed originals, or copies or facsimiles of executed originals, of the following documents, all of which we rely upon (collectively, the “Transaction Documents”):

(vii)	Stock Purchase Agreement;
7.

(viii)	Indemnification Escrow Agreement, dated August __, 2012, by and among Buyer, Sellers, and Wells Fargo Bank, National Association (“Wells Fargo”);
8.

(ix)	Capital Expenditure Escrow Agreement, dated August __, 2012, by and among Buyer, Sellers, and Wells Fargo;

(x)	Controller Retention Escrow Agreement, dated August __, 2012, by and between Buyer and Dieles Van Veen; and

(xi)	Employment Agreements, dated August __, 2012, by and among each Seller and Lee-Var, Inc., a Texas corporation (the “Company”).

We also have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the following documents, all of which we rely upon without any further investigation:

a.	Certificate of Incorporation of Buyer, certified by the Secretary of State of Delaware on _______, 2012;

b	A Certificate of Good Standing of Buyer, issued by the Secretary of State of Delaware on _______, 2012;

c.	Bylaws of Buyer, certified as correct and complete by the Secretary of Buyer;

d
Certificate of the Secretary of Buyer dated as of August, __, 2012, as to Buyer’s governing documents, the approval of the transactions in connection with the Transaction Documents, and certain other matters (the “Buyer’s Certificate”);

e.	Written Consent of the Board of Directors of Buyer, certified as correct and complete pursuant to Buyer’s Certificate;

f.
Such other instruments, documents, resolutions, agreements, records and certificates of public officials and officers of Buyer as we have deemed necessary or appropriate for the purpose of rendering the opinions set forth below.

In our examination, we have assumed the genuineness of the signatures of all of the parties (other than Buyer), the authenticity and the conformity to original documents of all documents submitted to us as copies, and the truthfulness of all statements of fact, representations and warranties contained therein, without investigating the accuracy thereof, and that such documents do not contain any omissions.  As to any facts material to this opinion, we have relied upon certificates of public officials and certificates, oaths and declarations of Buyer, and officers, directors and other representatives thereof, and upon the written representations and warranties of all parties contained in the Transaction Documents, and upon the schedules to the Transaction Documents.  We have conducted no independent investigation of factual matters, nor have we conducted any investigation of the title to or nature or extent of any real or personal property described in the Transaction Documents.  No opinion is expressed herein with respect to the accuracy or sufficiency of the description of any real or personal property in the Transaction Documents.

We have assumed the due authorization, execution and delivery by each of the parties (other than Buyer) of each of the Transaction Documents, and that each of the parties (other than Buyer) has the legal right and power under all applicable laws and regulations to enter into, execute, deliver and perform their respective obligations under the Transaction Documents. We have assumed that the consent by or authorization of any person or entity not a party to the Transaction Documents (other than officers, directors, and shareholders of Buyer) which may be required as a condition to the validity and performance thereof, except to the extent of our opinion in paragraph 3, has been obtained and that all of the other conditions and covenants set forth in the Transaction Documents will be satisfied or performed.  We also have assumed that no special facts or circumstances exist, including without limitation fraud and duress, in the transaction giving rise to the execution, acknowledgement, and delivery of the Transaction Documents that would impair the enforceability thereof.  Any opinion or statement preceded, modified or qualified by the phrase “to our knowledge”, “to the best of our knowledge”, or a phrase having a similar meaning, is made or given based only on the conscious awareness of facts or other information of those attorneys in our firm who are representing Buyer in connection with the Transaction Documents and the transactions contemplated thereby, without investigation, analysis, review or inquiry.

Our opinion with respect to the validity, binding effect and enforceability of any document or agreement is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance and equitable subordination, reorganization, moratorium or similar laws affecting creditors’ rights generally and to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing regardless of whether considered in a proceeding in equity or at law.  Our opinion is further subject to equitable principles including principles governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, at the discretion of the court to which application for such relief is made.

1.           The Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite corporate power and authority to own and operate its assets and properties and to carry on its business as, to our knowledge, it is now being conducted.

2.           The execution, delivery, and performance by Buyer of the Transaction Documents to which it is a party is within its corporate power, have been duly authorized by all necessary corporate action on the part of Buyer, and do not contravene or constitute a default under any provision of the Certificate of Organization or Bylaws of Buyer.  Each Transaction Document to which it is a party has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

3.           To our knowledge, the execution, delivery, and performance by Buyer of the Transaction Documents to which it is a party does not require any action by or in respect of, any filing with, any notice to, or any consent, authorization or approval of, any governmental body, agency, or official, or any other third party, except for the actions, filings, notices, consents, authorizations, and approvals identified in the Stock Purchase Agreement or that have been taken, made or obtained prior to Closing.

4.           To our knowledge, the execution, delivery, and performance by Buyer of the Transaction Documents to which it is a party will not (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement known to us to which Buyer is a party or by which it is bound or to which any of Buyer’s assets are subject, or (c) result in the imposition of any Encumbrance upon any of the assets of Buyer.

5.           To our knowledge, Buyer is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge relating to the the transactions contemplated by the Transaction Documents.

In addition, we advise you that we do not represent Buyer in any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, or overtly threatened in writing against Buyer by a potential claimant, relating to the transactions contemplated by, or the validity or propriety of, the Transaction Documents.

Notwithstanding anything to the contrary set forth in this opinion, this opinion is subject to the following exceptions, reservations, limitations, assumptions and qualifications:

A.           We express no opinion as to and our opinion above is subject to and limited by the enforceability, under certain circumstances, of contractual provisions respecting:  severability; attorneys’ fees, to the extent inconsistent with applicable law; indemnity, to the extent contrary to public policy; cumulations, non-exclusivity, or availability of remedies or the enforcement of contractual provisions to the extent contrary to public policy; provisions that contain a waiver of (i) broadly or vaguely stated rights, (ii) the benefits of statutory, regulatory, or constitutional rights, (iii) applicable defenses (including, without limitation, unknown future defenses), setoffs, abatements, recoupments, or counterclaims, and (iv) rights to damages or notice; provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings; non-waiver of remedies by a failure or delay of exercise; performance requirements, to the extent such requirements are beyond the control of the performer; choice of law provisions, forum selection clauses and consent to jurisdiction clauses (both as to personal jurisdiction and subject matter jurisdiction); waiver of jury trial clauses; restraints on trade; usury laws; and any contractual provisions imposing penalties, forfeitures or an increased rate of interest upon delinquency in payment or the occurrence of a default or with respect to the capitalization of interest.

B.           We express no opinion as to and our opinion above is subject to and limited by the unenforceability of contractual provisions or contracts found by a court to be or have been unconscionable or to constitute violations of public policy or to result in a wholly unintended level of hardship.

C.           Our opinion is subject to and limited by the assumption that each Seller will enforce any rights and remedies it has under the Transaction Documents and all exhibits thereto in good faith and in a commercially reasonable manner.  The enforceability of the Transaction Documents shall be subject to limitations imposed under applicable law on the availability of ex parte remedies and other self-help or non-judicial relief.

D.           We express no opinion, and none should be inferred, as to (i) compliance with or applicability of any local, state or federal environmental, hazardous waste, consumer protection, product safety or registration, patent, trademark, copyright, antitrust, unfair competition or trade practice, antifraud, securities, or tax laws, rules or regulations or bankruptcy, reorganization, moratorium, or other similar laws, rules or regulations relating to creditors’ rights (including, without limitation, fraudulent conveyance and fraudulent transfer laws), or (ii) the existence, creation, enforceability, perfection or priority of any lien, security interest or other encumbrance in or on any real or personal property.

E.           No opinion is expressed as to whether a court would limit the exercise or enforcement of rights or remedies against Buyer under the Transaction Documents in the event of any default if it is determined that such default is not material or if such exercise or enforcement is not reasonably necessary for a non-defaulting party’s protection.

F.           This opinion is expressed only with respect to the laws of the Commonwealth of Virginia, the General Corporation Law of the State of Delaware (Title 8, Chapter1), and applicable federal laws of the United States of America in effect on the date hereof, to the extent that such laws generally apply to transactions of the type contemplated by the Transaction Documents.  We note that the parties to the Transaction Documents have designated the laws of the State of Delaware or Texas as the laws governing certain of the Transaction Documents.  Our opinion in paragraph 2 above as to the legality, validity, binding effect and enforceability of the Transaction Documents is premised upon the result that would obtain if a state court in Virginia were to apply the internal laws of the Commonwealth of Virginia (notwithstanding the designation of the laws of the State of Delaware or Texas, as the case may be) to the interpretation and enforcement of the Transaction Documents.  We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

G.           We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.  The opinions expressed in this letter are limited to the matters set forth herein and no other opinions may be inferred beyond the matters expressly stated.

We have not been asked to, and do not, render any opinion with respect to any matters except as expressly set forth above.  This opinion is solely for the Sellers’ benefit, to be used solely in connection with the transactions contemplated by the Transaction Documents and may not be used for any other purpose, distributed to or relied upon by any other person, quoted in whole or in part or otherwise reproduced in any other document, in each case without our prior written consent.  The opinions expressed in this letter are rendered as of the date hereof, and we neither express any opinion as to circumstances or events that may occur subsequent to such date nor undertake to advise you of any changes in the opinions expressed herein resulting from matters that might hereafter be brought to our attention.

Very truly yours,

8175638-3